                                                                  Exhibit (a)(1)




                              AIRSPAN NETWORKS INC

                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                          GRANTED TO ELIGIBLE EMPLOYEES
           BETWEEN AND INCLUDING OCTOBER 1, 1999 AND DECEMBER 13, 2001
 UNDER THE AIRSPAN NETWORKS INC. 1998 STOCK OPTION AND RESTRICTED STOCK PLAN AND
                     THE 2001 SUPPLEMENTAL STOCK OPTION PLAN
                                 FOR NEW OPTIONS

                         THE OFFER AND WITHDRAWAL RIGHTS
                     EXPIRE AT 5:00 P.M., UXBRIDGE, UK TIME
                              ON JANUARY 18, 2002,
                    UNLESS THE OFFER IS EXTENDED BY AIRSPAN.

           Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:

                               Peter Aronstam
                               Chief Financial Officer
                               Airspan Networks Inc.
                               13450 West Sunrise Blvd.
                               Sunrise, FL 33323
                               Phone:  (954) 851-1680
                               Fax:  (954) 851-1681

           Or:                 Barbara Sheard
                               Director of Human Resources
                               Airspan Networks Inc.
                               Cambridge House, Oxford Road
                               Uxbridge, Middlesex UB8 1UN, UK
                               Phone: +44 1895-467-110
                               Fax:  +44 1895-467-132

                                December 13, 2001

TABLE OF CONTENTS

Page
SUMMARY TERM SHEET ..........................................................................................................   1
QUESTIONS AND ANSWERS .......................................................................................................   7
THE OFFER TO EXCHANGE .......................................................................................................  20
     1.   Eligible Employees and Eligible Options; Expiration Date ..........................................................  20
     2.   Purpose of the Offer ..............................................................................................  21
     3.   Procedures for Tendering Eligible Options .........................................................................  22
     4.   Withdrawal Rights .................................................................................................  23
     5.   Acceptance of Eligible Options for Exchange and Entitlement to Issuance of New Options ............................  24
     6.   Conditions of the Offer ...........................................................................................  26
     7.   Price Range of Common Stock Underlying the Eligible Options .......................................................  28
     8.   Source and Amount of Consideration; Terms of New Options ..........................................................  28
     9.   Information Concerning Airspan ....................................................................................  34
     10.  Interests of Directors and Officers; Transactions and Arrangements Concerning the Options and Our Common Shares ...  35
     11.  Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer ......................  37
     12.  Legal Matters; Regulatory Approvals ...............................................................................  38
     13.  Material U.S. Federal Income Tax Consequences .....................................................................  39
     14.  Material United Kingdom and Other Foreign Tax Consequences ........................................................  40
     15.  Extension of Offer; Termination; Amendment ........................................................................  41
     16.  Fees and Expenses .................................................................................................  42
     17.  Additional Information ............................................................................................  42
     18.  Forward Looking Statements ........................................................................................  44
     19.  Miscellaneous .....................................................................................................  45
SCHEDULE A  Information Concerning the Directors and Board Appointed Officers of Airspan Networks Inc. ......................  46
SCHEDULE B  Hypothetical Example of Various Terms, Conditions and Aspects of the Offer to Exchange Eligible Options .........  47
EXHIBIT 1   Form of Acceptance Letter .......................................................................................  49
EXHIBIT 2   Form of Withdrawal Letter .......................................................................................  58
EXHIBIT 3   Press Release ...................................................................................................  61

                              AIRSPAN NETWORKS INC.

                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                          GRANTED TO ELIGIBLE EMPLOYEES
           BETWEEN AND INCLUDING OCTOBER 1, 1999 AND DECEMBER 13, 2001
 UNDER THE AIRSPAN NETWORKS INC. 1998 STOCK OPTION AND RESTRICTED STOCK PLAN AND
                     THE 2001 SUPPLEMENTAL STOCK OPTION PLAN
                                 FOR NEW OPTIONS

                         THE OFFER AND WITHDRAWAL RIGHTS
                     EXPIRE AT 5:00 P.M., UXBRIDGE, UK TIME
                              ON JANUARY 18, 2002,
                     UNLESS THE OFFER IS EXTENDED BY AIRSPAN

         Airspan Networks Inc., which we refer to as "we," "the company" or "Airspan," is offering eligible employees the opportunity to exchange all eligible options for new options that we will grant under our existing option plans. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and acceptance letter (which together and, where applicable, with any other country specific documents provided by us, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged or a minimum number of option holders accepting the offer.

         This transaction has not been approved or disapproved by the Securities and Exchange Commission. Nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

         The following is a summary of the material terms of the offer. We urge you to read carefully the remainder of this offer to exchange, the accompanying acceptance letter attached to the end of this document and, where applicable, any other country specific document provided by us because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the other documents. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

 .    Offer. Airspan is offering eligible employees the opportunity to exchange all, but not less than all, of the eligible options held by an eligible employee for new options to be granted under the Airspan 1998 Stock Option and Restricted Stock Plan, as amended, or the Airspan 2001 Supplemental Stock Option Plan. See Section 1.

 .    All Eligible Options Must Be Tendered. To participate in the offer, an eligible employee must tender all of his or her eligible options for cancellation. This means that an eligible employee may not tender some of his or her eligible options for cancellation and retain some eligible options; if an eligible employee wishes to tender any of his or her eligible options, the eligible employee must tender all of his or her eligible options. See Section 1.

 .    Eligible Employees. The "eligible employees" are all employees of Airspan or one of its eligible subsidiaries who are actively employed or on an authorized leave of absence on December 13, 2001 and on January 18, 2002, the date the offer expires. Also, an employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee:

       . receives a notice of involuntary termination (including, without limitation, redundancy) from Airspan or one of its eligible subsidiaries; or

       .   resigns or gives notice of resignation from such employment.

Members of Airspan's board of directors, Eric D. Stonestrom (President and Chief Executive Officer), and Peter Aronstam (Senior Vice President and Chief Financial Officer), are not eligible to participate in this offer. See Section 1.

 .    Eligible Subsidiaries. The "eligible subsidiaries" are all of Airspan's subsidiaries including, without limitation, Airspan Communications Limited
     (UK) and subsidiaries of Airspan Communications Limited (UK). See Section
     1.

 .    Eligible Options. The "eligible options" are all currently outstanding options to purchase common shares that were granted on or after October 1, 1999 but not later than December 13, 2001 under the Airspan Networks Inc. 1998 Stock Option and Restricted Stock Plan, as amended (the "1998 plan") or the Airspan Networks Inc. 2001 Supplemental Stock Option Plan (the "2001 plan," and together with the 1998 plan, the "option plans"). See Section 1.

 .    Offer To Exchange Eligible Options for New Options. We expect to grant new options on July 19, 2002 to those eligible employees who elect to participate in this offer, subject to the terms and conditions explained in the offer to exchange. The number of new options granted in exchange for eligible options that are cancelled in the offer will, subject to adjustments for any future stock splits, stock dividends and similar events, be as follows:

       (1) For eligible options with an exercise price (also known as the grant price) of US$4.00 or more, 4 new options shall be granted for every 5 eligible options cancelled in the offer;
       (2) For eligible options issued before November 1, 2001 with an exercise price (also known as the grant price) of less than US$4.00, 3 new options shall be granted for every 4 eligible options cancelled in the offer; and
       (3) For eligible options issued on or after November 1, 2001, 1 new option shall be granted for every 1 eligible option cancelled in the offer.

Please Note: All prices and share amounts take into effect the 3-for-1 reverse
-----------
split of the common stock that took place May 25, 2000.

We will not issue any new options exercisable for fractional shares. Instead, we will round up to the nearest whole number of new options with respect to each grant of eligible options. Each option entitles the eligible employee to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant. See Section 1.

 .    Eligibility Requirements for New Options. To be entitled to a grant of new options, you must meet all of the following conditions:

     . You must be actively employed by Airspan or one of its subsidiaries or on an authorized leave of absence from such employment from the date you tender eligible options for exchange to the date of grant of the new options; and

     . You must be actively employed by Airspan or one of its subsidiaries on the new option grant date or on an authorized leave of absence on the new option grant date; and

     .     Prior to the new option grant date, you must not have:

           . received a notice of involuntary termination (including, without limitation, redundancy) from Airspan or one of its subsidiaries; or

           .  resigned or given notice of resignation from such employment.

See Sections 1 and 5.

 .    Grant Date of New Options. We expect to grant the new options on or about
     July 19, 2002 to eligible employees who are actively employed or on an authorized leave of absence from such employment on that grant date. However, if the expiration date of the offer is extended by us, the grant date for the new options may also be extended. See Sections 1, 5 and 11.

 .    Material Terms Of New Options. The new options will be granted under the same respective option plan that the related eligible options were granted and we will issue a new option instrument of grant evidencing the new option grant. The new options will have the same terms and conditions as the related eligible options cancelled in the offer, except for the following:

     . Exercise Price. The exercise price (also known as the grant price) of the new options will be equal to 100% of the closing market price of one of our common shares on the date of grant of the new options (except as noted below), determined in accordance with the terms of the respective option plan.

     . Contractual Term. The new options will have a term of ten years from the original date of grant of the eligible options (not from the new option grant date). However, as with the cancelled eligible options, the new options are subject to earlier termination in the event of a termination of the eligible employee's employment. In accordance with the terms of the respective option plan, all of the new options will remain exercisable for ninety (90) days following a termination of employment or possibly longer in certain circumstances such as death, retirement or disability.

     . Exercise Price and Tax Consequences. Our employees based in the United Kingdom, or under the United Kingdom tax jurisdiction, must also agree to enter into an election, the form of which will be approved in advance by the UK Inland Revenue, agreeing to the transfer of the secondary National Insurance liability due on the exercise of the new options, from Airspan (or a subsidiary of Airspan) to the employee. The election must be signed and delivered along with their signed acceptance form.

           Accordingly, by accepting this offer you run the risk that the new options will have a higher exercise price than some or all of your eligible options that are cancelled in the offer. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options. See Sections 1 and 8.

 .    Vesting. The new options will have the same vesting schedule as the related eligible options cancelled in the offer. Accordingly, the new options will be vested proportionately on the date of grant to the extent that the related eligible options cancelled in this offer would have been vested on that date and the remaining new options will become proportionately vested in accordance with the vesting schedule (based on the same vesting dates and percentages) applicable to the related grant of eligible options that were cancelled in the offer. See Sections 5 and 8.

 .    Eligible Employees Who Die After The Expiration Date Of The Offer And Prior
     To The New Option Grant Date. If, after the expiration date of the offer and prior to the new option grant date, you die and, therefore, you are not entitled to a grant of new options, Airspan will attempt to restore your estate or other designated beneficiary to substantially the same position your estate or beneficiary would have been in with respect to your eligible options had you not participated in this offer, in such manner as Airspan determines, in its sole discretion, is appropriate and in compliance with the securities laws of the relevant country. It is unlikely that Airspan will make such restoration by means of the issuance of new options to replace those options that were cancelled under the offer. See Section 5.

 .    Eligible Employees Who Receive A Notice Of Involuntary Termination
     (Including, Without Limitation, Redundancy) After The Expiration Date Of The Offer And Prior To The New Option Grant Date.

     If you accept this offer, and after the expiration date of the offer and prior to the new option grant date, you receive a notice of involuntary termination (including, without limitation, redundancy) from Airspan or one of its subsidiaries, you will not receive a grant of new or replacement options or any other consideration or payment for such tendered and cancelled eligible options. See Section 5.

 .    Eligible Employees Who Resign After the Expiration Date Of The Offer And
     Prior To The New Option Grant Date.

     If you accept this offer, and after the expiration date of the offer and prior to the new option grant date, you resign from Airspan or one of its subsidiaries, you will not receive a grant of new or replacement options or any other consideration or payment for such tendered and cancelled eligible options. See Section 5.

 .    Effect On Eligible Options That Are Not Tendered. If you choose not to tender your eligible options for exchange or if we do not accept tendered options for exchange or, if having tendered, you withdraw prior to the expiration date, your eligible options will remain outstanding and retain their current exercise prices and other current terms. We currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer. See Sections 1 and 5.

 .    Options Not Eligible For The Offer To Exchange. The offer will have no effect on those options that are not eligible options. Those options will remain outstanding in accordance with, and subject to, their current terms. See Section 8.

 .    Conditions To The Offer. This offer is subject to conditions that we describe in Section 6 of this offer to exchange.

 .    Recent Trading Prices For Our Common Shares. Our common shares are listed for trading on the Nasdaq National Market under the symbol "AIRN." On December 12, 2001, the closing price for our common shares on the Nasdaq National Market was U.S.$2.00 per share. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options. See Section 7.

 .    No Recommendation. Although our board of directors has approved the making of this offer, neither we nor our board of directors or any committee of the board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options for exchange. You must make your own decision whether to tender your eligible options.

How To Obtain More Information. You should direct questions about this offer or requests for assistance or for additional copies of this offer to exchange or the acceptance letter to Peter Aronstam, Chief Financial Officer, Airspan Networks Inc., 13450 West Sunrise Blvd., Sunrise, FL 33323, Phone: (954) 851-1680, Fax: (954) 851-1681; or Barbara Sheard, Director of Human Resources, Airspan Networks Inc., Cambridge House, Oxford Road, Uxbridge, Middlesex UB8 1UN, UK, Phone: +44 1895-467-110, Fax: +44 1895-467-132.

IMPORTANT

 .    How To Participate; How To Accept The Offer. To participate and accept the offer to exchange your eligible options for new options, you must be an eligible employee and you must "tender" all of your eligible options for exchange. If you wish to tender your eligible options for exchange, you must deliver, by fax, courier or regular external mail, the signature page of the acceptance letter, properly completed and signed (using the form of letter attached to the end of this document), to us at Airspan Networks Inc., Attention Barbara Sheard, Director of Human Resources, Cambridge House, Oxford Road, Uxbridge, Middlesex UB8 1UN, UK, Phone:
+44 1895-467-110, Fax: +44 1895-467-132. We cannot accept the acceptance letter by e-mail or any form of interoffice mail. It is however acceptable for employees to personally hand-deliver their letter to HR, providing it is date stamped and acknowledged as received by HR. Employees in the U.K. will also be required to complete certain forms relating to National Insurance contributions. See Section 3.

 .    Withdrawal Of Election. You can withdraw your election to tender eligible options by delivering, by fax, courier or regular external mail, the signature page of the withdrawal letter, properly completed and signed (using the form of letter attached to the end of this document), to us at the same address as the acceptance letter before the expiration date of the offer. We cannot accept the withdrawal letter by e-mail or any form of interoffice mail. It is however acceptable for employees to personally hand-deliver their letter to Human Resources ("HR"), providing it is date stamped and acknowledged as received by HR. You must withdraw all tendered options; you may not withdraw only a portion of tendered options. See
     Section 4.

 .    Deadline For Elections To Participate Or To Withdraw A Previous Election;
     "Expiration Date." Your acceptance letter and any withdrawal letter must be received by us before 5:00 p.m., Uxbridge, UK time, on January 18, 2002, unless we extend the expiration date for the offer. If we extend this offer beyond that time, you may tender your eligible options or withdraw a previous election to tender eligible options by delivering the signed signature page to the acceptance or withdrawal letter, as the case may be, so long as we receive your signed signature page (and, if applicable, in certain countries, other documents) before the extended expiration of this offer. See Sections 3 and 4.

 .    Offer Subject To Legal Requirements Of Jurisdictions. We are not making this offer to, nor will we accept any tender of eligible options from or on behalf of, eligible employees in any country in which the offer or the acceptance of any tender of eligible options would not be in compliance with the laws of such country. However, we may, at our discretion, take any actions necessary for us to make this offer to eligible employees in any such country. See Sections 6, 12 and 19.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you in this document. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related acceptance letter attached hereto. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

QUESTIONS AND ANSWERS

     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the summary of this offer to exchange, the remainder of this offer to exchange, the accompanying acceptance letter attached to the end of this document and, where applicable, any other country specific document provided by us because the information in these questions and answers is not complete, and additional important information is contained in the remainder of this offer to exchange and the other documents.

1.   WHY ARE WE MAKING THE OFFER?

     Many of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current market price of our common shares. For our stock option program to provide the intended retention and performance incentives for employees, employees must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that employees may feel that the opportunity for realizing value is limited with their existing options. By making this offer to exchange eligible options for new options, we hope to restore our employees' confidence in their potential ability to realize value for their eligible options thereby encouraging our employees to remain with Airspan, ultimately maximizing shareholder value.

2.   WHAT OPTIONS ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all eligible options granted to eligible employees for new options to be granted under our existing option plans. Eligible options are those options granted to eligible employees under our 1998 plan or our 2001 plan on or after October 1, 1999 to and including December 13, 2001 that are outstanding on the date options are cancelled in the offer. See questions and answers 5, 7, 8, 9, 10 and 11 for a description of the material terms of the new options.

3.   WHO QUALIFIES AS AN ELIGIBLE EMPLOYEE?

     An "eligible employee" is an employee of Airspan or one of its eligible subsidiaries who is actively employed or on an authorized leave of absence on December 13, 2001 and on the date the offer expires. An employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee:

     . receives a notice of involuntary termination (including, without limitation, redundancy) from Airspan or one of its eligible subsidiaries; or

     .   resigns or gives notice of resignation from such employment.

Members of Airspan's board of directors, Eric D. Stonestrom (President and Chief Executive Officer), and Peter Aronstam (Senior Vice President and Chief Financial Officer), are not eligible to participate in this offer.

     The "eligible subsidiaries" are all of Airspan's subsidiaries, which include, without limitation, Airspan Communications Limited (UK) and subsidiaries of Airspan Communications Limited (UK).

4. ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE (CURRENTLY SCHEDULED TO BE JANUARY 18, 2002) OF THE OFFER TO RECEIVE THE NEW OPTIONS?

     To be entitled to the new options after your tendered eligible options have been cancelled in the offer, you must meet all of the following conditions:

     . You must be continuously and actively employed by Airspan or one of its subsidiaries or on an authorized leave of absence from such employment from the date you tender eligible options for exchange to the date of grant of the new options; and

     . You must be actively employed by Airspan or one of its subsidiaries on the new option grant date or on an authorized leave of absence on the new option grant date; and

     .   Prior to the new option grant date, you must not have:

         . received a notice of involuntary termination (including, without limitation, redundancy) from Airspan or one of its subsidiaries; or

         .    resigned or given notice of resignation from such employment.

     As discussed in question and answer 9 below, we will grant the new options on the later of July 19, 2002 and six months and one day following the date eligible options are cancelled to employees who are actively employed or on an authorized leave of absence from such employment on that grant date. If you do not meet all of the conditions listed above, you will not receive any new or replacement options in exchange for your tendered eligible options that have been accepted and cancelled in the exchange. You will also not receive any other consideration or payment under such circumstances for the options tendered.

5.   HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

     The number of new options granted in exchange for eligible options that are accepted for exchange and cancelled in the offer will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events:

     (1) For eligible options with an exercise price (also known as the grant price) of US$4.00 or more, 4 new options shall be granted for every 5 eligible options cancelled in the offer;

     (2) For eligible options issued before November 1, 2001 with an exercise price (also known as the grant price) of less than US$4.00, 3 new options shall be granted for every 4 eligible options cancelled in the offer; and

     (3) For eligible options issued on or after November 1, 2001, 1 new option shall be granted for every 1 eligible option cancelled in the offer.

     However, we will not issue any new options exercisable for fractional shares. Instead, we will round up to the nearest whole number of new options with respect to each grant of eligible options. Each option entitles the eligible employee to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant. See Schedule B attached at the end of this document for some examples.

6. HOW CAN I FIND OUT THE DETAILS OF MY OUTSTANDING OPTIONS THAT ARE ELIGIBLE FOR THIS OFFER?

     If you are not familiar with your option grant history, such as the number of options you have and the particulars (grant date, amount, exercise price), please refer to your E*Trade account. If you have not opened your E*Trade account or are unsure you can call Barbara Sheard at the number listed on the cover page.

7. WILL THE TERMS OF MY NEW OPTIONS BE THE SAME AS THE TERMS OF MY ELIGIBLE OPTIONS?

     The new options will be issued under the same option plan as the related eligible options cancelled in the offer and will be issued pursuant to an instrument of grant that is substantially similar to the instrument of grant pursuant to which the related eligible options cancelled in the offer were issued. The terms of the new options will be substantially the same as the terms of the related eligible options, except that:

     . Exercise Price. The exercise price (also known as the grant price) of the new options will be equal to 100% of the closing market price of one of our common shares on the date of grant of the new options (except as noted below), determined in accordance with the terms of the option plans, currently expected to be on or about July 19, 2002 for eligible employees who are actively employed or on an authorized leave of absence on that date.

     . Contractual Term. The new options will have a term of ten years from the original date of grant of the eligible options (not from the new option grant date). However, as with the cancelled eligible options, the new options are subject to earlier termination in the event of a termination of the eligible employee's employment. In accordance with the terms of the respective option plan, all of the new options will remain exercisable for ninety (90) days following a termination of employment or possibly longer in certain circumstances such as death, retirement or disability.

     . Exercise Price and Tax Consequences. Our employees based in the United Kingdom, or under the United Kingdom tax jurisdiction, must also agree to enter into an election, the form of which will be approved in advance by the UK Inland Revenue, agreeing to the transfer of the secondary National Insurance liability due on the exercise of the new options, from Airspan (or a subsidiary of Airspan) to the employee. The election must be signed and delivered along with their signed acceptance form.

8.   WHEN WILL THE NEW OPTIONS VEST?

     The new options will have the same proportionate vesting schedule as the eligible options for which the new options are exchanged. Accordingly, you will not lose the benefit of any vesting under your tendered eligible options that are accepted for exchange and cancelled in this offer.

     For example, new options that are granted in exchange for eligible options that are already vested today or that would have become vested after today and before the grant date of the new options will be proportionately vested on the date of grant of such new options. The remaining new options will become vested proportionately in accordance with the current vesting schedule and on the same vesting dates applicable to the eligible options for which such new options are exchanged. The number of new options that are vested or become vested on the current vesting dates for the related eligible options will correspond proportionately to the number of eligible options that would have vested on such dates, as adjusted to account for the exchange on a four-for-five basis for eligible options with an exercise price (also known as the grant price) of US$4.00 or more, and on a three-for-four basis for eligible options issued before November 1, 2001 with an exercise price (also known as the grant price) of less than US$4.00. Options granted after November 1, 2001 and tendered will be exchanged on a one-for-one basis. See Schedule B attached at the end of this document for some examples.

9.   WHEN WILL THE NEW OPTIONS BE GRANTED?

     We will grant the new options on the later of July 19, 2002 and six months and one day following the date eligible options are cancelled, to employees who are actively employed or on an authorized leave of absence on the new option grant date

10.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price (also known as the grant price) of the new options will be equal to 100% of the closing market price for one of our common shares on the date of grant of the new options, determined in accordance with the terms of the respective option plan. Because the new options will be granted at least six months and one day following the date eligible options are cancelled, we cannot predict the exercise price of the new options. Accordingly, by accepting this offer you run the risk that the new options will have a higher exercise price than some or all of your eligible options that are cancelled in the offer. In certain instances, you may be better off keeping your eligible options rather than tendering them in this offer to exchange. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options. See Section 7 for information concerning our stock price since our Initial Public Offering in August 2000. See also Schedule B attached at the end of this document for some examples.

11. IF I CHOOSE TO TENDER ELIGIBLE OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL OF MY ELIGIBLE OPTIONS?

     Yes, you must tender all of your eligible options for exchange if you want to participate in this offer. If we were to permit partial tenders of an eligible employee's eligible options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that some or all of the new options remained outstanding. If you attempt to tender some of your eligible options but do not include all of your eligible options granted to you on or after October 1, 1999, your entire tender will be rejected.

     For example, if you hold eligible options to purchase 3,000 common shares at an exercise price of U.S.$15.00 per share, eligible options to purchase 2,000 common shares at an exercise price of U.S.$7.50 per share, and eligible options to purchase 1,000 common shares at an exercise price of U.S.$2.15 per share, you must either tender all or none of such eligible options; you cannot tender only those eligible options having an exercise price of U.S.$15.00 per share and those eligible options having an exercise price of U.S.$7.50 per share and retain the eligible options having an exercise price of U.S.$2.15 per share.

12.  WHAT HAPPENS TO ELIGIBLE OPTIONS THAT I TENDER AND ARE ACCEPTED FOR
     EXCHANGE?

     Tendered eligible options that are accepted for exchange will be cancelled and will become available for future grants (including the new options) under the option plan under which such eligible options were originally granted.

13.  WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

     Repricing outstanding options could require us under the financial accounting rules applicable to us to recognize significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This would in all likelihood have a negative impact on our stock price performance.

14. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant the new options on a date which is sooner than at least six months and one day after the date we cancel eligible options tendered for exchange and the new options had an exercise price that was lower than the exercise price of the cancelled eligible options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements which would reduce our reported earnings for each fiscal quarter that the new options remained outstanding. This could have a negative impact on our stock price performance. Accordingly, it is important that this six month and one day period elapse after the expected expiration of the offer (January 18, 2002). Accordingly, we expect to issue new options on July 19, 2002.

15. WHY CAN'T I JUST BE GRANTED MORE OPTIONS WITHOUT HAVING MY ELIGIBLE OPTIONS CANCELLED? WHY ISN'T THIS A ONE FOR ONE EXCHANGE?

     We have a limited pool of options available for grant to our employees. The grant of supplemental options, without the cancellation of outstanding eligible options, would reduce the number of options that are currently available for grant to our employees under the option plans. Because the outstanding eligible options are, to a large extent, "underwater" (i.e., the exercise prices of such options are greater than the current trading price for our common shares), we have determined that it is in the best interest of Airspan and our shareholders (including our employee shareholders) to offer this exchange program as designed. The structure of the offer, including an exchange ratio that is less than one for one, strikes a balance, in the interests of our employees and shareholders, by attempting to minimize the future dilutive impact of our ongoing stock option program. Eligible options that are cancelled in this offer will become available for new option grants and future option grants under the option plans.

16.  WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE OFFER?

     If you exchange your eligible options for new options, you will not be required under current law to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange in the U.K. Further, at the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes. If you are located outside of the United States or the United Kingdom, you should contact Barbara Sheard, Director of Human Resources, Airspan Networks Inc., Cambridge House, Oxford Road, Uxbridge, Middlesex UB8 1UN, UK, Phone: +44 1895-467-110, Fax: +44 1895-467-132. to obtain a separate summary of the material aspects of the different or additional tax rules that may apply to the new options in your country, if available. In the alternative, eligible employees based in the affected countries should contact their country manager regarding the material aspects of the different or additional tax rules that may apply to the new options in those countries. However, we strongly recommend that all eligible employees consult with their own tax advisor to determine the tax consequences of this offer under the laws of the country that applies to you.

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

17.  WHAT ARE THE CONDITIONS TO THE OFFER?

     The offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our common shares or other acquisition proposal, or a change in your employment status with us. These and various other conditions are more fully described in Section 6. Once the offer has expired and the tendered options have been accepted and cancelled in the offer, the conditions will no longer apply, even if the specified events occur during the period between the expiration date and the date of grant of the new options. However, as described herein, a change in your employment status during that period could result in you not receiving a grant of new options.

18. WHY DO I HAVE TO SURRENDER OPTIONS GRANTED IN THE LAST SIX MONTHS, INCLUDING OPTIONS THAT HAVE A FAIRLY LOW EXERCISE PRICE?

     If we allow employees to keep eligible options that were granted within six months before the date we cancel eligible options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements, which would reduce our reported earnings for each fiscal quarter that the options issued in the last six months remained outstanding. This could have a negative impact on our stock price performance.

19. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO ELIGIBLE OPTIONS THAT ARE CANCELLED IN THE OFFER?

     Yes. Once we have accepted your tendered eligible options, such eligible options will be cancelled and you will no longer have any rights with respect to those eligible options.

20. WILL AIRSPAN GRANT OPTIONS TO ELIGIBLE EMPLOYEES DURING THE PERIOD BETWEEN DECEMBER 13, 2001, THE DATE THIS OFFER COMMENCES, AND THE DATE TENDERED ELIGIBLE OPTIONS ARE CANCELLED (CURRENTLY SCHEDULED TO BE JANUARY 18,
     2002)?

     To avoid any possible adverse accounting consequences, we do not intend to grant options to eligible employees during the period starting on December 13, 2001 (the date the offer commences) and ending on the date tendered eligible options are cancelled (currently scheduled to be January 18, 2002).

21. WILL I BE CONSIDERED FOR ADDITIONAL OPTION GRANTS BEFORE THE GRANT DATE OF THE NEW OPTIONS?

     The purpose of the option program for the remainder of 2001 and for 2002 is to provide eligible employees with an opportunity for realizing potential value with respect to their existing eligible options. At this time, it is our intention to grant additional options before July 19, 2002 only in extraordinary circumstances. This would apply to both employees who choose to tender their eligible options, and those who do not. We anticipate returning to a more traditional option granting pattern after the new option grant date, currently anticipated to be July 19, 2002.

22. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I AM ON A LEAVE OF ABSENCE ON THE NEW OPTION GRANT DATE?

     If you tender your eligible options and they are cancelled in the offer and you are on a leave of absence that is an "authorized leave of absence" on the new option grant date, you will be entitled to a grant of new options on the new option grant date.

23.  WHAT TYPES OF LEAVE OF ABSENCE ARE CONSIDERED "AUTHORIZED LEAVES"?

     An "authorized leave of absence" is a leave of absence that has been approved in accordance with policy or practice by Airspan or its subsidiary that employs you, at the end of which it is expected that you will return to active employment with Airspan or one of its subsidiaries. Authorized leaves include approved bereavement leave, family medical leave, personal medical leave, including short term disability and long term disability, jury duty leave, maternity and paternity leave and military leave.

24. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I RECEIVE A NOTICE OF INVOLUNTARY TERMINATION (INCLUDING, WITHOUT LIMITATION, REDUNDANCY) AFTER THE EXPIRATION DATE OF THE OFFER AND PRIOR TO THE NEW OPTION GRANT DATE?

     If you tender your eligible options and they are cancelled in the offer and, after the expiration date of the offer and prior to the new option grant date, you receive a notice of involuntary termination (including, without limitation, redundancy) from Airspan or one of its subsidiaries, you will not receive a grant of new or replacement options or any other consideration or payment for such tendered and canceled eligible options.

25. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I ELECT OR ENTER INTO AN AGREEMENT TO RETIRE AFTER THE EXPIRATION DATE OF THE OFFER AND PRIOR TO THE NEW OPTION GRANT DATE?

     If you tender your eligible options and they are cancelled in the offer and, after the expiration date of the offer and prior to the new option grant date, you are eligible and you elect to retire or you enter into an agreement with Airspan or one of its subsidiaries to retire under one of the retirement plans of Airspan or one of its subsidiaries in which you participate, you will not receive a grant of new or replacement options or any other consideration or payment for such tendered and canceled eligible options.

26. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND PRIOR TO THE NEW OPTION GRANT DATE AIRSPAN IS ACQUIRED OR AGREES TO BE ACQUIRED BY ANOTHER COMPANY?

     In the event this occurs, Airspan will use its commercially reasonable efforts to ensure that any successor entity maintains Airspan's obligations under this offer. That is, if Airspan has been acquired by July 19, 2002 (the anticipated new option grant date), then Airspan will use commercially reasonable efforts to ensure that options in the successor company possessing substantially identical economic terms would be issued on such date. If you tender your eligible options and they are cancelled in the offer and, after the expiration date of the offer and prior to the new option grant date your employment ceases as a direct result of the acquisition (either through a sale, corporate spin-off, joint venture or similar business transaction) or the outsourcing of your position, you will not be granted new or replacement options or any other consideration or payment for such tendered and canceled eligible options.

27. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I RESIGN AFTER THE EXPIRATION DATE OF THE OFFER AND BEFORE THE NEW OPTION GRANT DATE?

     If you resign after the expiration date of the offer and prior to the new option grant date and your eligible options have been tendered and cancelled in the offer, you will not receive a grant of new or replacement options or any other consideration or payment for such tendered and cancelled eligible options.

28. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I DIE AFTER THE EXPIRATION DATE OF THE OFFER AND BEFORE THE NEW OPTION GRANT DATE?

     If you die after the expiration date of the offer and prior to the new option grant date and your eligible options have been tendered and cancelled in the offer, Airspan will attempt to restore your estate or other designated beneficiary to substantially the same position your estate or beneficiary would have been in with respect to your eligible options had you not participated in this offer, in such manner as Airspan determines is appropriate and in compliance with generally accepted accounting principles and the securities laws of the relevant country. It is unlikely that Airspan will make such restoration by means of the issuance of new options to replace those options that were cancelled under the offer.

29. WHAT HAPPENS TO ANY CURRENT OPTIONS GRANTED TO ME UNDER THE OPTION PLANS THAT ARE NOT ELIGIBLE OPTIONS?

     The offer will have no effect on those options that are not eligible options. Those options will remain outstanding in accordance with, and subject to, their current terms.

     For example, if you hold options that were originally granted prior to October 1, 1999, those options are not eligible for tender and will remain outstanding whether or not you tender your eligible options.

30. AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF THE MARKET PRICE OF AIRSPAN'S COMMON SHARES GOES BELOW THE EXERCISE PRICE FOR THOSE NEW OPTIONS?

     We are making this offer only at this time and due to the unusual stock market conditions that have affected many companies in our industry. This is a unique offer and you should take this into account in deciding whether to participate and tender your eligible options.

     Airspan is not providing and is not in a position to provide any assurances or predictions as to the market price of our common shares at any time in the future.

31. WHAT HAPPENS TO MY ELIGIBLE OPTIONS IF I CHOOSE NOT TO TENDER OR IF THE COMPANY DOES NOT ACCEPT MY TENDERED ELIGIBLE OPTIONS FOR EXCHANGE?

     If you choose not to tender all of your eligible options for exchange or if we do not accept tendered eligible options for exchange, your eligible options will remain outstanding and retain their current exercise prices and other current terms. We currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer.

     Remember that if you desire to tender any of your eligible options for exchange, you must tender all of your eligible options. If you do not tender all of your eligible options, your entire tender will be rejected.

32. CAN I CONTINUE TO EXERCISE MY VESTED ELIGIBLE OPTIONS BETWEEN DECEMBER 13, 2001 AND THE DATE TENDERED ELIGIBLE OPTIONS ARE CANCELLED (CURRENTLY SCHEDULED TO BE JANUARY 18, 2002)?

     You can exercise vested options, including vested eligible options, during this period. However, eligible options that you exercise during this period will no longer be outstanding and will not be available for cancellation and exchange in the offer.

33. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

     The offer expires on January 18, 2002, at 5:00 p.m., Uxbridge, UK time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make an announcement of the extension no later than noon Uxbridge, UK time on the business day immediately following the previously scheduled expiration of the offer period. If the offer is extended, then the cancellation date for tendered eligible options accepted for exchange and the grant date of the new options may be extended if necessary to avoid the possibility that we would have to recognize any charges in our financial statements which would reduce our reported earnings. Under the accounting rules applicable to us, the new options must be granted more than six months following the date tendered eligible options are cancelled.

34.  WHAT DO I NEED TO DO TO TENDER MY ELIGIBLE OPTIONS?

     If you want to elect to participate in this offer, you need to "tender" your eligible options for exchange which means that you must deliver to us the signed signature page of the acceptance letter (using the form attached at the end of this document). For your tender of eligible options to be effective, we must receive, before 5:00 p.m., Uxbridge, UK time, on January 18, 2002 (or before any extended expiration date for the offer), the signature page of the acceptance letter, properly completed and signed by you. The signed signature page must be delivered to Barbara Sheard, Director of Human Resources, Airspan Networks Inc., Cambridge House, Oxford Road, Uxbridge, Middlesex UB8 1UN, UK,
Phone: +44 1895-467-110, Fax: +44 1895-467-132. We will only accept delivery of the signed signature page of the acceptance letter by regular external mail, courier or facsimile. If you choose to deliver your signature page by external mail, we recommend that you use registered mail with return receipt requested. Delivery by e-mail or any form of interoffice mail will NOT be accepted. It is however acceptable for employees to personally hand-deliver their letter to HR, providing it is date stamped and acknowledged as received by HR.

     In addition, eligible employees in the U.K. will be required to deliver one or more documents relating to the National Insurance election in addition to the signature page of the acceptance letter and will be notified separately of these requirements.

     Your signed signature page must be received by us at the address or facsimile number noted above before 5:00 p.m., Uxbridge, UK time, on January 18, 2002 (or before any extended expiration date for the offer). You must allow for delivery time based on the method of delivery that you choose to ensure we receive your acceptance letter on time.

     If we extend the offer beyond January 18, 2002, we must receive your signed signature page of the acceptance letter before the extended expiration date of the offer.

     We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered eligible options that are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all such properly tendered eligible options promptly after the expiration of this offer.

35. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED ELIGIBLE OPTIONS?

     You may withdraw your tendered eligible options at any time before 5:00 p.m., Uxbridge, UK time, on January 18, 2002. You must withdraw all tendered eligible options; you may not withdraw only a portion of tendered eligible options. If we extend this offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of this offer. To withdraw tendered eligible options, we must receive the signature page to a withdrawal letter (using the form attached to the end of this document), or a facsimile thereof, properly completed and signed, while you still have the right to withdraw the tendered eligible options. As with the delivery of the acceptance letter, you must deliver the signed signature page of the withdrawal letter to us at the address noted above either by regular external mail, courier or facsimile. Delivery by e-mail or any form of interoffice mail will NOT be accepted. It is however acceptable for employees to personally hand-deliver their letter to HR, providing it is date stamped and acknowledged as received by HR.

     Once you have withdrawn tendered eligible options, you may only re-tender eligible options by again following the delivery procedures described above in question and answer 34.

36. IF I CHOOSE NOT TO TENDER MY ELIGIBLE OPTIONS FOR EXCHANGE, WHAT DO I HAVE TO DO?

     Nothing. You do not have to file or deliver any forms or letters if you choose to keep your eligible options and not participate in the offer.

37. HOW WILL I KNOW IF AIRSPAN HAS RECEIVED MY SIGNATURE PAGE ELECTING TO TENDER MY ELIGIBLE OPTIONS?

     We will confirm receipt of your acceptance letter tendering your eligible options (and any withdrawal) shortly after we receive it. Also, after the expiration date of the offer, we will advise you whether or not your tender was accepted. Personalized confirmations of your eligible options that have been tendered and cancelled in the offer will be sent to you within thirty (30) days of the expiration of the offer. This communication may be via electronic mail.

38.  WHAT DOES AIRSPAN AND ITS BOARD OF DIRECTORS THINK OF THIS OFFER?

     Although our board of directors has approved the making of this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether to tender eligible options.

     Members of our board of directors, Eric D. Stonestrom (President and Chief Executive Officer), and Peter Aronstam (Senior Vice President and Chief Financial Officer) are not eligible to participate in the offer.

39.  HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

     We understand that this will be an important decision for all eligible employees. Tendering eligible options under the offer does carry risk as there is no guarantee or assurance as to our future stock price performance. The decision to participate must be your personal decision, and will depend largely on your assessment of your existing stock option holdings, and your assumptions about the future overall economic environment, performance of our business, the stock market and our stock price, including your assumptions about the stock price on the grant date of the new options (currently expected to be July 19, 2002), which will be the exercise price of the new options, and the stock price thereafter.

40.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact:

                                   Peter Aronstam
                                   Chief Financial Officer
                                   Airspan Networks Inc.
                                   13450 West Sunrise Blvd.
                                   Sunrise, FL 33323
                                   Phone: (954) 851-1680
                                   Fax: (954) 851-1681

     Or:                           Barbara Sheard
                                   Director of Human Resources
                                   Airspan Networks Inc.
                                   Cambridge House, Oxford Road
                                   Uxbridge, Middlesex UB8 1UN, UK
                                   Phone: +44 1895-467-110
                                   Fax: +44 1895-467-132

     Or:                           David Brant
                                   Vice President, Finance
                                   Airspan Networks Inc.
                                   Cambridge House, Oxford Road
                                   Uxbridge, Middlesex UB8 1UN, UK
                                   Phone: +44 1895-467-120
                                   Fax: +44 1895-467-141

                              THE OFFER TO EXCHANGE

1.   ELIGIBLE EMPLOYEES AND ELIGIBLE OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the offer, as described in this offer to exchange, we are offering to grant new options under the existing option plans in exchange for eligible options that are properly tendered by eligible employees in accordance with Section 3 (and not validly withdrawn) before the "expiration date," as defined below, and cancelled in the offer. We will not accept partial tenders of eligible options. Therefore, if you choose to participate, you must tender all of your eligible options.

     "Eligible employees" are all employees of Airspan Networks Inc. ("Airspan") or one of its eligible subsidiaries who are actively employed or on an authorized leave of absence on December 13, 2001 and on the date the offer expires. Also, an employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee:

     . receives a notice of involuntary termination (including, without limitation, redundancy) from Airspan or one of its eligible subsidiaries; or

     .   resigns or gives notice of resignation from such employment.

Members of Airspan's board of directors, Eric D. Stonestrom (President and Chief Executive Officer), and Peter Aronstam (Senior Vice President and Chief Financial Officer), are not eligible to participate in this offer.

     The "eligible subsidiaries" are all of Airspan's subsidiaries including, without limitation, Airspan Communications Limited (UK) and subsidiaries of Airspan Communications Limited (UK).

     "Eligible options" are all currently outstanding options to purchase common shares that were granted on or after October 1, 1999 to and including December 13, 2001 under the Airspan Networks Inc. 1998 Stock Option and Restricted Stock Plan, as amended (the "1998 plan"), and the Airspan Networks Inc. 2001 Supplemental Stock Option Plan (the "2001 plan").

     If all of your eligible options are properly tendered and cancelled in the offer and you are entitled to receive new options, the number of new options you receive will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable option plan:

     (1) For eligible options with an exercise price (also known as the grant price) of US$4.00 or more, 4 new options shall be granted for every 5 eligible options cancelled in the offer;

     (2) For eligible options issued before November 1, 2001 with an exercise price (also known as the grant price) of less than US$4.00, 3 new options shall be granted for every 4 eligible options cancelled in the offer; and

     (3) For eligible options issued on or after November 1, 2001, 1 new option shall be granted for every 1 eligible option cancelled in the offer.

We will not issue any new options exercisable for fractional shares. Instead, we will round up to the nearest whole number of new options with respect to each option grant of eligible options that are tendered and cancelled in the offer. Each new option entitles the eligible employee to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant.

     The exercise price (also known as the grant price) of the new options will be equal to 100% of the closing market price for one of our common shares on the date of grant of the new options, determined in accordance with the terms of the respective option plan. Because the new options will be granted at least six months and one day following the date eligible options are cancelled, we cannot predict the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of the eligible options that are cancelled in the offer. We recommend that eligible employees obtain current market quotations for our common shares before deciding whether to tender their eligible options. See Section 8 for a description of the determination of market price and for other terms of the new options.

     The term "expiration date" means 5:00 p.m., Uxbridge, UK time, on January 18, 2002, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term "expiration date" refers to the latest time and date at which this offer, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the offer.

     For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or United States Federal or United Kingdom holiday and consists of the time period from 9:00 a.m. through 5:00 p.m., Uxbridge, UK time.

2.   PURPOSE OF THE OFFER.

     We granted the eligible options outstanding under the respective option plan for the following purposes:

     . to provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate our employees and create a stronger incentive for our employees to expend maximum effort for our growth and success; and

     . to encourage our employees to initiate and/or continue their employment with us.

     Many of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current market price of our common shares. We believe that for our stock option program to provide the intended retention and performance incentives for our employees, employees must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that employees may feel that the opportunity for realizing value is limited with their existing options. By making this offer to exchange eligible options for new options that will (1) have an exercise price equal to 100% of the closing market price of one of our common shares on the grant date of the new options, which is currently expected to be July 19, 2002, determined under and subject to the terms of the option plans and (2) vest in accordance with the vesting schedule applicable to the related eligible options cancelled in this offer, we hope to restore our employees' confidence in their potential ability to realize value in connection with their employment with us, thereby encouraging our employees to remain with Airspan and ultimately maximizing shareholder value.

     Neither we nor our board of directors makes any recommendation as to whether you should tender your eligible options, nor have we authorized any person to make any such recommendation. Note that it is possible that the new options may have a higher exercise price than some or all of your eligible options as such grant date will be over six months after the expiration date of this offering. In certain circumstances, you may be better off keeping your eligible options rather than tendering them in this exchange. We can make no prediction as to our stock price on the grant date. You are urged to evaluate carefully all of the information in this offer and to consult your own investment and tax advisors.

     You must make your own decision whether to tender your eligible options for exchange.

3.   PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

     Proper Tender of Eligible Options.

     To validly tender your eligible options pursuant to this offer, you must, in accordance with the terms of the acceptance letter attached to the end of this document, properly complete, sign and deliver to us the signature page to the acceptance letter (using the form attached to the end of this document), or a facsimile thereof. We will only accept delivery of your signature page to the acceptance letter by regular external mail, courier or facsimile. We CANNOT accept delivery by e-mail or any form of interoffice mail. It is however acceptable for employees to personally hand-deliver their letter to HR, providing it is date stamped and acknowledged as received by HR. We must receive your completed and signed signature page at the following address or fax number:
Barbara Sheard, Director of Human Resources, Airspan Networks Inc., Cambridge House, Oxford Road, Uxbridge, Middlesex UB8 1UN, UK, Phone: +44 1895-467-110,
Fax: +44 1895-467-132, before the expiration of the offer.

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

     In addition, eligible employees in the U.K. will be required to deliver one or more documents relating to the National Insurance election in addition to the signature page of the acceptance letter and will be notified separately of these requirements.

     The only acceptable methods of delivery are regular external mail, courier and facsimile, as indicated above. If delivery is by external mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Your eligible options will not be considered tendered until we receive them. Delivery by e-mail or any form of interoffice mail will NOT be accepted. It is however acceptable for employees to personally hand-deliver their letter to HR, providing it is date stamped and acknowledged as received by HR.

     Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

     We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered eligible options which are not validly withdrawn. We may also waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular eligible option or any particular eligible employee. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

     Our Acceptance Constitutes an Agreement.

     Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer and will be controlling, absolute and final, subject to your withdrawal rights under
Section 4 below and our acceptance of your tendered eligible options in accordance with Section 5 below. Our acceptance for exchange of your eligible options tendered by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

4.   WITHDRAWAL RIGHTS.

     You may only withdraw your tendered eligible options in accordance with the provisions of this Section 4.

     You may withdraw your tendered eligible options at any time before the expiration date. You must withdraw all tendered eligible options; you may not withdraw only a portion of tendered eligible options. If the offer is extended by us beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer.

     To validly withdraw tendered eligible options, we must receive, at the address and in the manner set forth in Section 3, the signature page to a withdrawal letter (using the form attached to the end of this document), or a facsimile thereof, signed by you, while you still have the right to withdraw the tendered eligible options. The withdrawal letter must specify the name of the eligible employee who tendered the eligible options to be withdrawn. Except as described in the following sentence, the withdrawal letter must be signed by the eligible employee who tendered the eligible options to be withdrawn and whose name appears on the instrument or instruments of grant evidencing such eligible options.

     You may rescind any withdrawal, and eligible options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, only by properly re-tendering your eligible options before the expiration date by following the procedures described in Section 3.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any withdrawal letter, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal letters. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND ENTITLEMENT TO ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date and to notify all eligible employees who have tendered their eligible options of our acceptance. If we cancel eligible options accepted for exchange on January 18, 2002, you will be granted new options on the later of July 19, 2002 and six months and one day after the expiration date of the offer, subject to the conditions described below. If the expiry date of the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new option grant date is six months and one day following the date eligible options are cancelled.

     To be entitled to the new options after your tendered eligible options have been cancelled in the offer, you must meet all of the following conditions:

     . You must be continuously and actively employed by Airspan or one of its subsidiaries or on an authorized leave of absence from such employment from the date you tender eligible options for exchange to the date of grant of the new options;

     . You must be actively employed by Airspan or one of its subsidiaries on the new option grant date or on an authorized leave of absence on the new option grant date; and

     .   Prior to the new option grant date, you must not have:

        . received a notice of involuntary termination (including, without limitation, redundancy) from Airspan or one of its subsidiaries; or

        . elected to resign or entered into an agreement with Airspan or one of its subsidiaries to retire.

     If you do not meet all of the conditions listed above, you will not receive any new or replacement options in exchange for your tendered eligible options that have been accepted and cancelled in the exchange. You will also not receive any other consideration or payment under such circumstances for the options tendered.

     In the event that you tender eligible options that are cancelled in the offer and after the expiration date of the offer and prior to the new option grant date, (i) you receive a notice of involuntary termination (including, without limitation, redundancy), or (ii) you resign, Airspan will not grant to you any new or replacement options or any other consideration or payment for such tendered and canceled eligible options.

     In the event that you tender eligible options that are cancelled in the offer and after the expiration date of the offer and prior to the new option grant date, you die and, therefore, you are not entitled to a grant of new options, Airspan will attempt to restore your estate or other designated beneficiary to substantially the same position your estate or beneficiary would have been in with respect to your eligible options had you not participated in this offer, in such manner as Airspan determines, in its sole discretion, is appropriate and in compliance with the securities laws of the relevant country. It is unlikely that Airspan will make such restoration by means of the issuance of new options to replace those options that were cancelled under the offer.

     For purposes of this offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to eligible employees of our acceptance for exchange of such eligible options, which may be by press release. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that are not validly withdrawn. Promptly after we accept tendered eligible options for exchange, we will send each tendering eligible employee a letter indicating the number of eligible options that we have accepted for exchange, the corresponding number of new options and the expected grant date of the new options.

6.   CONDITIONS OF THE OFFER.

     We will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after December 13, 2001 and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel eligible options tendered for exchange:

     (a) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the tendered options pursuant to this offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

     (b) any action is threatened, pending or taken, or any approval, exemption or consent is withheld, withdrawn or provided subject to conditions, or any statute, role, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal or any consent, approval, exemption or exemption order required to be obtained from any government or governmental, regulatory or administrative agency, authority or tribunal is not obtained, is withdrawn or is subject to conditions, in any such case that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered eligible options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

          (2) delay or restrict our ability, or render us unable, to accept for exchange, or grant or issue new options for, some or all of the tendered eligible options;

          (3) materially impair the benefits that we believe we will receive from the offer;

          (4)  require that we obtain shareholder approval of the offer; or

          (5) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

     (c) any change, development, clarification or position taken in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer or the grant of the new options;

     (d) a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed, or we learn that:

          (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 13, 2001;

          (2)  any such person, entity or group that has filed a Schedule 13D or
     Schedule 13G with the SEC on or before December 13, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

     (e) any change or changes or proposed change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or share ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or impacts or may materially impair or impact the benefits that we believe we will receive from the offer; or

     (f)  there is:

          (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (3) the decline of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on December 13, 2001.

     As a condition to this offer, our employees based in the United Kingdom, or under the United Kingdom tax jurisdiction, must also agree to accept liability for and to pay any employer's National Insurance contributions that are payable when they exercise their new options and must also sign and deliver a Joint Election to Transfer the Employer's National Insurance Liability for U.K. Based Employees of Airspan or its subsidiaries along with their signed acceptance form.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE ELIGIBLE OPTIONS.

     Our common shares are traded on the Nasdaq National Market under the symbol "AIRN." The following table shows, for the periods indicated, the high and low sales price per common share as reported by the Nasdaq National Market at the times indicated.

                                                       Nasdaq National Market
                                                   -----------------------------
         All figures in US$                            High             Low
                                                   ------------    -------------

         Fiscal year ended December 31, 2000
            Third Quarter* .......................    $49.02           $10.00
            Fourth Quarter .......................    $11.88            $2.63

         Fiscal year ended December 31, 2001
            First Quarter ........................     $6.97            $2.13
            Second Quarter .......................     $4.02            $3.00
            Third Quarter ........................     $3.18            $1.30
            Fourth Quarter (through December 12) .     $2.14            $1.55

* Beginning July 20, 2000.

     As of December 12, 2001, there were 35,115,685 shares of our common stock outstanding. As of December 12, 2001, the closing price of our common shares, as reported on the Nasdaq National Market was $2.00 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration.

     We will issue new options to purchase our common shares under the applicable option plan (the same option plan under which the related eligible options were originally granted) in exchange for eligible options properly tendered and cancelled in the offer by us, subject to the terms set forth in the offer.

     The number of new options granted in exchange for eligible options that are accepted for exchange and cancelled in the offer will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable option plan:

     (1) For eligible options with an exercise price (also known as the grant price) of US$4.00 or more, 4 new options shall be granted for every 5 eligible options cancelled in the offer;

     (2) For eligible options issued before November 1, 2001 with an exercise price (also known as the grant price) of less than US$4.00, 3 new options shall be granted for every 4 eligible options cancelled in the offer; and

     (3) For eligible options issued on or after November 1, 2001, 1 new option shall be granted for every 1 eligible option cancelled in the offer.

We will not issue any new options exercisable for fractional shares. Instead, we will round up to the nearest whole number of new options with respect to each grant of eligible options tendered and cancelled in the offer. Each option entitles the eligible employee to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant.

Please Note: All prices and share amounts take into effect the 3-for-1 reverse
-----------
split of the common stock that took place May 25, 2000.

     As of December 12, 2001, approximately 4,903,516 options were issued and outstanding, including options granted between and including October 1, 1999 and December 12, 2001. Of these options, approximately 4,265,216 options were granted between and including October 1, 1999 and December 12, 2001, and remain outstanding under the option plans, of which approximately 2,040,132 options (representing 48% of all such options) were held by eligible employees. The eligible options that we are offering to exchange represent approximately 42% of all options outstanding as of December 12, 2001.

     If we receive and accept tenders of all eligible options, we expect to grant a total of approximately 1,629,148 new options, assuming all eligible employees who have tendered their eligible options are entitled to a grant of new options. Members of our board of directors, Eric D. Stonestrom (President and Chief Executive Officer) and Peter Aronstam (Senior Vice President and Chief Financial Officer), are not eligible to participate in this offer.

     General Terms of New Options.

     The new options will be issued under the same option plan under which the related eligible options were originally granted. We will issue a new instrument of grant evidencing all new options granted pursuant to this offer. The instrument of grant evidencing all new options granted under the 1998 plan will be substantially the same as the form of instrument of grant attached as Exhibit
(d)(2) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission ("SEC") on December 13, 2001. The instrument of grant evidencing all new options granted under the 2001 plan will be substantially the same as the form of instrument of grant attached as Exhibit
(d)(4) to the Tender Offer Statement on Schedule TO that we filed with the SEC on December 13, 2001.

     The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment.

     Description of Option Plans and New Options

     The following description of the option plans and the new options is only a summary, and may not be complete. For complete information please refer to the copies of the option plans and the forms of new option instruments of grant that have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. You may also contact us at Airspan Networks Inc., Attention: Peter Aronstam, Chief Financial Officer, 13450 West Sunrise Blvd., Sunrise, FL 33323,
Phone: (954) 851-1680, Fax: (954) 851-1681, or at Airspan Networks Inc.,
Attention: Barbara Sheard, Director of Human Resources, Cambridge House, Oxford Road, Uxbridge, Middlesex UB8 1UN, UK, Phone: +44 1895-467-110, Fax: +44 1895-467-132 to request copies of the option plans or the forms of the new option instruments of grants, which will be provided at our expense.

     The following description summarizes the material terms of the option plans and the new options to be granted under the option plans. The terms of the 1998 plan and the 2001 plan are substantially similar, except as noted in the description below.

     The maximum number of our common shares available for issuance upon exercise of options and awards granted under the 1998 plan is 6,091,666. The maximum number of our common shares available for issuance upon exercise of options granted under the 2001 plan is determined by a committee of the board of directors, consisting of no less than two persons, that was established by the board of directors (the "Committee") to administer the 2001 plan, in consultation with the board of directors. The 1998 plan permits the grant of non-qualified stock options, options that qualify as "incentive stock options" under the U.S. Internal Revenue Code, and/or restricted stock awards. The 2001 plan permits the grant of non-qualified stock options. All eligible options subject to this offer are non-qualified options. All new options that may be granted pursuant to this offer will also be non-qualified options.

     Under the 1998 plan, selected persons who perform services to us on a contract basis and who are not our employees ("Consultants"), selected employees, officers and directors of us and our subsidiaries are eligible for grants of options to acquire our common shares or to receive common shares or rights to purchase the common shares of the company on a restricted basis. Under the 2001 plan, Consultants, new employees who are to receive options as an inducement essential to the individual entering into an employment relationship with us ("New Hires"), and non-officer employees are eligible for grants of non-qualified stock options. The option plans are administered by the Committee.

     The Committee determines the individuals to whom grants of options to acquire our common shares and, in the case of the 1998 plan, the awards, are made based on such factors as the Committee may deem relevant. With respect to the 1998 plan, the Committee also determines whether a person is to be granted a non-qualified stock option, an incentive stock option, or a restricted stock award or any combination thereof. The Committee also determines the terms and conditions of the options, including the number of common shares that may be issued under each option, the effective date of grant, and the option exercise period and vesting schedule. For the 1998 plan, the Committee also determines the terms and conditions of the restricted stock awards, the vesting schedule, and the transfer restrictions, if any.

     An eligible employee who tenders eligible options that are cancelled pursuant to this offer will receive a grant of new options only if such eligible employee meets all of the following conditions:

     . The eligible employee is continuously and actively employed by Airspan or one of its subsidiaries or on an authorized leave of absence from such employment from the date he or she tenders eligible options for exchange to the date of grant of the new options;

     . The eligible employee is actively employed by Airspan or one of its subsidiaries or on an authorized leave of absence on the new option grant date; and

     . Prior to the new option grant date, the eligible employee must not have:

          . received a notice of involuntary termination (including, without limitation, redundancy) from Airspan or one of its subsidiaries; or

          .   resigned or given notice of resignation from such employment.

If an eligible employee does not meet all of the conditions listed above, such eligible employee will not receive any new or replacement options in exchange for tendered eligible options that have been cancelled in the offer. That eligible employee will also not receive any other consideration or payment under such circumstances for the options tendered.

     The exercise price payable by an eligible employee for a common share of the company covered by an option is established by the Committee and cannot be less than 100% of the fair market value of the common shares on the effective date of grant of the option. In accordance with the terms of the option plans the fair market value of a common share as of any day is the average of the closing price of sales of common shares on all national securities exchanges on which the common shares may at the time be listed or, if there shall have been no sales on any such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of the day, or if on any day the common share shall not be so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market as of 4:00 p.m., Sunrise, FL time, on such day, or if on any day the common share shall not be quoted in the Nasdaq National Market, the average of the high and low bid and asked prices on such day in the over-the-counter market as reported by National Quotation Bureau Incorporated, or any similar successor organization. The exercise price (also known as the grant price) of the new options will be equal to 100% of the fair market value of a common share on the date of grant of the new options, determined under the terms of the option plans. The new options will be granted on the later of July 19, 2002 and six months and one day following the date that eligible options are cancelled to eligible employees who are actively employed or on an authorized leave of absence on that grant date, and, accordingly, we cannot predict the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of your eligible options tendered and cancelled in the offer. In certain circumstances, you may be better off keeping your eligible options rather than tendering them in this offer to exchange. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options.

     Upon the exercise of an option, including the new options, the eligible employee pays the exercise price as set forth in the option plans or in this offer to exchange, as applicable.

     In general, the Committee may establish the term of options granted under the option plans and any vesting requirements applicable to options. The term of the new options granted under the option plans will commence on the date of grant of the related eligible options tendered and cancelled in the exchange and, subject to the applicable vesting requirements, will be exercisable during the period beginning on the effective date of grant of the new options and ending on the day ten years from the date of grant of the eligible options (not the new options), except that the period for exercise of the new options will end on an earlier date in the event of the termination of an eligible employee's employment. In accordance with the terms of the option plans, all of the new options will remain exercisable for ninety (90) days following a termination of employment, or possibly longer in certain circumstances such as termination of employment due to death, disability or retirement.

     The new options will have the same vesting schedule and vesting dates as the related eligible options cancelled in the exchange. Accordingly, the new options will be vested proportionately on the date of grant to the extent that the related eligible options tendered for exchange would have been vested on that date and the remaining new options will become vested proportionately in accordance with the same vesting schedule as the related eligible options that were cancelled in the exchange.

     The Committee may at any time accelerate the exercisability of all or any portion of options that are outstanding, including new options and options that are outstanding on the date of any termination of an eligible employee's employment.

     In general, under the option plans, the board of directors may terminate one or both of the option plans at any time, and the Committee or the board of directors may from time to time suspend one or both of the option plans or amend the terms of the options plans and any outstanding options under the option plans, including amendments to the option plans prior to the grant date of the new options, provided any approvals required under applicable law or stock exchange rules are obtained and, generally, no amendment, suspension or termination can be made to outstanding options that would adversely affect the existing rights of an eligible employee without his or her consent. We do not presently anticipate that our board of directors will make any material amendments to the option plans prior to the date of grant of the new options other than amendments that the board of directors considers necessary or desirable to comply with local tax or regulatory requirements or in connection with the offer.

     Appropriate adjustments may be made by our board of directors to the number or kind of shares covered by options, both as to options granted or to be granted, including the new options, and to the exercise price per share, to give effect to adjustments to the number of our common shares or types of our securities which result from certain corporate transactions.

     This summary of the option plans and the new options is qualified in its entirety by the specific language of the option plans and applicable instruments of grant, copies of which are available upon request to either Peter Aronstam or Barbara Sheard at the respective numbers or addresses set forth in Section 3.

     No Shareholder Rights and Employment Rights.

     Optionholders have no shareholder rights with respect to any of our common shares subject to outstanding options until such options are exercised and shares are purchased in accordance with the provisions of the applicable option plan and instrument of grant. Nothing in either of the option plans confers upon any optionholder any right to continued employment.

     Registration of Common Shares.

     All of our common shares issuable upon exercise of options under the option plans, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your common shares issued upon exercise of new options free of any transfer restrictions under applicable securities laws.

     Tax Consequences.

     You should refer to Sections 13 and 14 for a discussion of the U.S. Federal income tax and United Kingdom tax consequences of accepting or rejecting this offer to tender eligible options for cancellation and of the grant of the new options under this offer to exchange. In addition, in certain countries other than the United States and the United Kingdom, the new options may be subject to different tax rules than the rules applicable to related eligible options. Eligible employees based in the affected countries should contact their country manager regarding the material aspects of the different or additional tax rules that may apply to the new options in those countries. We recommend that every employee consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country or countries in which you are a taxpayer.

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

9.   INFORMATION CONCERNING AIRSPAN.

     We are a global supplier of broadband Fixed Wireless Access (FWA) systems that allow network operators (communications service providers) to cost effectively deliver integrated high speed data and voice services.

     We were originally organized in 1994 as a unit within DSC Communications Corporation. In January 1998, we created a new corporation that purchased the Airspan unit from DSC Communications Corporation. During February 1999 we moved to our own premises in Uxbridge, U.K. Although our primary operations, manufacturing and product development centers remain in Uxbridge, U.K., on November 7, 2000, we relocated our corporate headquarters to 13450 West Sunrise Boulevard, Sunrise, FL 33323, where the telephone number is (954) 851-1680. For additional information regarding us, we recommend that you also review the materials that we have filed with the SEC and have listed in Section 17.

     Except as otherwise disclosed in this offer to exchange or in our SEC filings, we presently have no plans, proposals or negotiations of a type that are required to be disclosed in this offer to exchange under applicable securities laws, such as:

          .    an extraordinary corporate transaction, such as a merger,
reorganization or liquidation, involving us or any of our material subsidiaries;

          .    purchase or sale of a material amount of our assets or any subsidiary's assets;

          .    any material change in our present dividend rate or policy, or our indebtedness or capitalization;

          .    any change in our present board of directors or senior
management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

          .    any other material change in our corporate structure or business;

          .    our common stock not being authorized for quotation in an
automated quotation system operated by a national securities association;

          .    our common stock becoming eligible for termination of
registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

          .    the suspension of our obligation to file reports pursuant to
Section 15(d) of the Securities Exchange Act;

           .    the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plans; or

           .    changes in our articles of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

     Notwithstanding the above, on November 14, 2001, we announced that we had been selected as the primary telecommunications equipment provider to Unwired-Australia. Our selection, while a milestone, does not ensure that the Company will derive material revenues in Australia because there are a number of factors that need to be completed before the Company is in a position to derive material revenues there. The primary factor that will determine if and when we derive material revenues in Australia is Unwired-Australia's ability to secure sufficient financing for the network. The parties currently anticipate that if the project is successfully financed and the material contracts relating to the network are finalized and executed, the Unwired-Australia network will begin deployment in the second half of 2002. Since the completion of these factors is outside of our control, we cannot assure you whether the Australian project will or will not have a material affect on our revenues, operations or stock price. On November 14, 2001 we issued a press release that further describes our selection as the telecommunications equipment provider to Unwired-Australia. A copy of such press release is attached as Exhibit 3 to this Offer.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS AND OUR COMMON SHARES.

     A list of our directors and board-appointed officers, including our most senior executives, is attached to this offer as Schedule A. As of December 12, 2001, such persons, as a group, beneficially owned a total of approximately 3,244,944 options, which represented approximately 66.2% of all options outstanding as of that date, after giving effect to options granted through December 12, 2001. None of our directors, Eric D. Stonestrom (President and Chief Executive Officer) or Peter Aronstam (Senior Vice President and Chief Financial Officer) are eligible to participate in the offer.

     The beneficial ownership of the company by directors and officers is set forth in the table below:

--------------------------------------------------------------------------------
Beneficial Owner             Number of shares          Percentage of class
                           beneficially owned (1)
--------------------------------------------------------------------------------
Eric D. Stonestrom (2)             615,139                      1.75
--------------------------------------------------------------------------------
Matthew Desch (3)                  609,250                      1.73
--------------------------------------------------------------------------------
Peter Aronstam                      10,000                      *
--------------------------------------------------------------------------------
Ian Cooper (4)                     128,438                      *
--------------------------------------------------------------------------------
Jonathan Paget (5)                 105,654                      *
--------------------------------------------------------------------------------
Guillermo Heredia (6)               10,000                      *
--------------------------------------------------------------------------------
H. Berry Cash (7)                3,001,830                      8.54
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Thomas S. Huseby (8)                653,063                         1.86
--------------------------------------------------------------------------------
David Twyver (9)                     58,750                         *
--------------------------------------------------------------------------------
Henrik Smith-Petersen (10)          149,723                         *
--------------------------------------------------------------------------------

--------
     *   Less than one percent

     (1) Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 35,115,685 shares of common stock outstanding as of December 12, 2001, together with options for that shareholder that are currently exercisable or exercisable within 60 days of December 12, 2001. In computing the number and percentage of shares beneficially owned by a person, shares of common stock subject to options currently exercisable, or exercisable within 60 days of December 12, 2001 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

     (2) Includes 95,139 shares of common stock issuable on exercise of presently exercisable stock options.

     (3) Includes 556,250 shares of common stock issuable upon exercise of presently exercisable stock options.

     (4) Includes 96,771 shares of common stock issuable upon exercise of presently exercisable stock options.

     (5) Includes 95,654 shares of common stock issuable upon exercise of presently exercisable stock options.

     (6) 10,000 shares of common stock issuable upon exercise of presently exercisable stock options.

     (7) Mr. Cash is a general partner of InterWest Partners. The shares listed include (a) 2,983,080 shares held by investment activities of InterWest Partners and (b) 18,750 shares of common stock issuable to Mr. Cash upon exercise of presently exercisable stock options. Mr. Cash disclaims beneficial ownership of the shares held by InterWest Partners except for his pecuniary interest therein.

     (8) Mr. Huseby is a general partner of SeaPoint Ventures I, L.P. The shares listed include (a) 253,333 shares owned by SeaPoint Ventures I, L.P. and (b) 18,750 shares of common stock issuable to Mr. Huseby upon exercise of presently exercisable stock options. Mr. Huseby disclaims beneficial ownership of the shares held by SeaPoint Ventures I, L.P. except for his pecuniary interest therein.

     (9) Includes 48,750 shares of common stock issuable upon exercise of presently exercisable stock options.

     (10) Includes 129,723 shares of common stock issuable upon exercise of presently exercisable stock options.

     During the sixty (60) days prior to December 12, 2001, we granted the following options to the directors and board-appointed officers listed below.

--------------------------------------------------------------------------------------------------------
Name                            Number of Options Granted           Date           Exercise Price
                                                                                       (U.S.$)
--------------------------------------------------------------------------------------------------------
Eric D. Stonestrom;                    300,000                     11/7/01              1.83
President, CEO and Director
--------------------------------------------------------------------------------------------------------
Matthew J. Desch;                      150,000                     11/7/01              1.83
Chairman of the Board of
Directors
--------------------------------------------------------------------------------------------------------

     Except as described below, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or their directors or executive officers, engaged in transactions involving options or our common stock during the sixty (60) days prior to this offer.

--------------------------------------------------------------------------------------------------------
Name                            Number of Shares Purchased          Date           Purchase Price
                                                                                       (U.S.$)
--------------------------------------------------------------------------------------------------------
Matthew J. Desch;                       10,000                    11/26/01          $2.02 - $2.07
Chairman of the Board of
Directors                                5,000                    11/29/01              $2.05
--------------------------------------------------------------------------------------------------------

     The executive officers who are eligible employees have informed us that they intend to participate in the offer and exchange their eligible options.

     Except as otherwise described above, there have been no transactions in options to purchase our common shares or in our common shares which were effected during the past 60 days by us or, to our knowledge, by any board-appointed officer, director, affiliate or subsidiary of us.

11. STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Many of our eligible employees hold options with exercise prices significantly higher than the current market price of our common shares. We believe it is in our best interest to offer these eligible employees an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable eligible employees to immediately receive new options with an exercise price equal to our current market price, determined under the terms of the option plans. However, if we repriced existing options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements relating to the repriced options which would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This would in all likelihood have a negative impact on our stock price performance.

     We believe that we can accomplish our goals of providing eligible employees the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without the accounting consequence described above because:

     . we will not grant any new options to eligible employees who tender their eligible options in the offer until a day that is more than six months from the date we cancel eligible options tendered for exchange;

     . the exercise price of all new options will equal the closing market price of our common shares on the future date we grant the new options (determined under the terms of the option plans); and

     . except in extraordinary circumstances, we will not grant any other options to an eligible employee who tenders eligible options in the offer that are cancelled in the exchange until after the date on which we grant the new options.

     Eligible options we accept for exchange and acquire pursuant to this offer will be cancelled and will be returned to the pool of options available for future option grants under the applicable option plan. To the extent such options are not granted in connection with this offer, the options will be available for future grants to employees and other eligible plan participants without further shareholder action, except as may be required by applicable law or the rules of the Nasdaq National Market or any other stock exchange on which our common shares are then quoted or listed.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     We do not have any knowledge of any material pending legal proceedings relating to the tender offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options to eligible employees as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options tendered for exchange. We are unable to predict whether we may determine that we are required to delay the acceptance of eligible options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept any tendered eligible options for exchange is subject to conditions, including the conditions described in Section 6.

13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. Federal income tax consequences of the exchange of eligible options and the grant of the new options pursuant to this offer applicable to us and our eligible U.S. subsidiaries and to those eligible employees who are U.S. citizens or residents of the U.S. This discussion is based on the now applicable provisions of the U.S. Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the U.S. tax matters that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Further, this summary does not address any state, local or non-U.S. tax consequences with respect to the options in Airspan. It is not intended to be, and should not be construed as, legal or tax advice to any prospective employee who participates in the offer. Each employee is urged to consult his or her own tax advisors with respect to the U.S. Federal income tax consequences and any potential state, local and foreign tax consequences arising from the participation in the offer.

     Eligible employees who are U.S. citizens or residents of the United States who exchange eligible options for new options will not be required to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange for U.S. Federal income tax purposes. Further, at the date of grant of the new options, eligible employees who are U.S. citizens or residents of the United States will not be required to recognize income for U.S. Federal income tax purposes. The grant of options is not recognized as taxable income for U.S. Federal income tax purposes.

     Upon the exercise of a new option for cash, the eligible employee will recognize compensation income, taxable as ordinary income, in an amount equal to the excess of (i) the fair market value of the shares purchased upon such exercise, on the date such option is exercised, over (ii) the exercise price of the shares purchased upon such exercise. As a result, at the time of exercise, the eligible employee will be subject to withholding of income and employment taxes.

     If an eligible employee exchanges shares in the company in payment of part or all of the exercise price of a new option for shares in the company of the same type, no gain or loss will be recognized with respect to the shares exchanged, and the employee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the employee had paid the exercise price in cash.

     The tax basis of any share received upon the exercise of a new option will be equal to the sum of the exercise price paid for the share and the amount of income recognized with respect to the share at the exercise of such option. Upon any subsequent sale of such share, the eligible employee will realize a capital gain (or loss) (assuming the share is held as investment property and is a capital asset in the hands of the employee) in an amount equal to the difference between the amount realized on the sale and such tax basis. This capital gain (or loss) will be treated as a long-term capital gain (or loss) if the eligible employee held the share for more than one year following exercise of the option. An eligible employee's holding period for Federal income tax purposes for such share will commence on the date following the date of exercise of the option.

     The employer generally will be entitled to a tax deduction in an amount equal to the amount of compensation income, taxable as ordinary income, recognized by the eligible employee as a result of the exercise of a new option in the year of recognition by the eligible employee.

     The actual tax and financial consequences of participating in the offer will vary depending on each eligible employee's particular circumstances. This summary is not intended to be, and should not be construed as, legal or tax advice to any prospective employee who participates in the offer. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.  MATERIAL UNITED KINGDOM AND OTHER FOREIGN TAX CONSEQUENCES.

     All option holders subject to taxation in a foreign jurisdiction, whether by reason of nationality, residence, or otherwise, should consult with their own personal tax advisors as to the consequences of the stock options.

     The following is a general summary of the material U.K. income tax consequences of the exchange of eligible options and the grant of the new options pursuant to this offer applicable to the U.K. subsidiaries of Airspan and to those eligible employees who are residents of the United Kingdom. This discussion is based on the applicable provisions of the U.K. tax legislation in force on December 13, 2001, which are subject to change.

     Eligible employees who are residents of the United Kingdom who exchange eligible options for new options will not be required to recognize income for U.K. income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange for U.K. income tax purposes. At the date of grant of the new options, eligible employees who are residents of the United Kingdom will not be required to recognize income for U.K. income tax purposes. The grant of options is not recognized as taxable income for U.K. income tax purposes.

     Upon the exercise of a new option, the optionee will recognize income from employment in an amount equal to the excess of (i) the fair market price of the shares purchased upon such exercise, on the date such option is exercised, over
(ii) the exercise price of the shares purchased upon such exercise. The income will be subject to regular rates of income tax. The income tax must be collected by the employer through the PAYE system within 30 days of exercise, whether or not the shares are sold.

     National Insurance Contributions ("NIC") also apply to the amount that is recognized as employment income on the exercise. Employees will be required to accept the liability for the employer portion of the NIC upon exercise of their options as one of the conditions for receiving the new options. This amount is currently calculated at the rate of 11.9% of the employment income recognized on the exercise and is deductible for tax purposes from such income on the new options.

     Upon any subsequent sale of such shares, the optionee will recognize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale of the shares and the fair market price of such shares on the date of exercise of such shares (i.e. the exercise price plus the bargain element that has been included in income already). Depending on how long the shares are held, the gain may be subject to "taper relief" which reduces the amount of gain subject to tax. The taxable gain is taxed at capital gains tax rates.

     Tax consequences in foreign jurisdictions may vary depending on each option holder's circumstances, and tax residents of Australia, Canada, the People's Republic of China, the Czech Republic, Germany, Indonesia, Peru, the Philippines, Poland and Sri Lanka should consult their own tax advisors to determine the tax consequences of the grant, exercise and transfer of the new options.

     The actual tax and financial consequences of participating in the offer will vary depending on each eligible employee's particular circumstances. This summary is not intended to be, and should not be construed as, legal or tax advice to any prospective employee who participates in the offer. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We may, from time to time, extend the period of time during which this offer is open and delay accepting any eligible options tendered to us by announcing the extension and giving oral or written notice of the extension to eligible employees and making an announcement thereof. If the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new options are granted more than six months following the date tendered eligible options are cancelled.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to eligible employees and making an announcement thereof. Our reservation of the right to delay our acceptance and cancellation of eligible options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the eligible options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to eligible employees or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by an announcement of the amendment. In the case of an extension, the amendment must be issued no later than noon, Uxbridge, U.K. time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to eligible employees in a manner reasonably designated to inform eligible employees of such change. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release through our normal channels.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d) (2) and 13e-4(e) (3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

16.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer to exchange.

17.  ADDITIONAL INFORMATION.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your eligible options:

     (a) Our Annual Report on Form 10-K for the year ended December 31, 2000, filed March 30, 2001 (including a copy of the 2001 plan which was filed as Exhibit 10.21 thereto);

     (b) Our Quarterly Report on Form 10-Q for the quarter ended April 1, 2001, filed May 16, 2001;

     (c) Our Quarterly Report on Form 10-Q for the quarter ended July 1, 2001, filed August 14, 2001;

     (d) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed November 14, 2001;

     (e) Our Proxy Statement for the Annual Meeting of Shareholders held on May 15, 2001, filed April 13, 2001;

     (f) A copy of the 1998 plan contained in our Form S-8, filed on May 31, 2001; and

     (g) Our registration statement filed on Form S-1, filed April 11, 2000, and all amendments thereto.

     We hereby incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the expiration date of our offer. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.                              500 West Madison Street
Room 1024                                           Suite 1400
Washington, D.C. 20549                              Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov/cgi-bin/srch-edgar?text
                                     ------------------------------------------
=airspan+networks&first=2000&last=2001&mode=Simple
--------------------------------------------------

     Our common shares are listed for trading on the Nasdaq National Market under the symbol "AIRN," and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C.  20006

     We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

     Peter Aronstam
     Chief Financial Officer
     Airspan Networks Inc.
     13450 West Sunrise Blvd.
     Sunrise, FL 33323
     Phone:  (954) 851-1680
     Fax:  (954) 851-1681

                  or

     Barbara Sheard
     Director of Human Resources
     Airspan Networks Inc.
     Cambridge House, Oxford Road
     Uxbridge, Middlesex UB8 1UN, UK
     Phone: +44 1895-467-110
     Fax: +44 1895-467-132

between the business hours applicable to each location. As you read the documents listed in Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about Airspan should be read together with the information contained in the documents to which we have referred you.

18.  FORWARD LOOKING STATEMENTS.

     This offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "could," "may," "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions as they relate to us or our management are intended to identify these forward-looking statements. These address our expected business, results of operations, future financial position, business strategy, financing plans and capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters and include statement based on current expectations, estimates, forecasts and projections about the economies and markets in which we operate and our beliefs and assumptions regarding these economies and markets. This information and such statements are subject to important risks, uncertainties and assumptions, which are difficult to predict. The results or events predicted in these statements may differ materially from actual results or events. Factors which cause results or events to differ from current expectations include, among other things: the impact of price and product competition; the dependence of new product development; the impact of rapid technological and market change; general industry and market conditions and growth rates; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of consolidations in the telecommunications industry; stock market volatility; our ability to recruit and retain qualified employees; the ability to obtain timely, adequate and reasonably priced component parts from suppliers; dependence on a few key customers; changes in telecommunications regulation or delays in receiving licenses; evolving industry standards and new technologies; dependence on key suppliers, particularly our dependence on a sole third party for our radio planning software; dependence on key employees; potential intellectual property issues; and other risk factors listed from time to time in the reports and other documents we file with the SEC. A major additional factor is the arrangement by Unwired-Australia and its financial partners of financing for the Australian project. This arrangement is outside of our control and there is a risk that such financing will not be obtained and the potential for revenues will not be realized. Agreements under the Unwired Memorandum of Understanding must also be converted to formal executed contracts. Further, positive effects on revenues and income for us may not be realized for a number of reasons including problems in, and caused by, the scaling up of production, the need for financing to scale up production, reliance on sole source suppliers or shortages of key components for hardware products that delay product delivery, delays in product cost reduction (any of which may cause revenues and income to fall short of anticipated levels), sale terms and conditions, entry into markets with vigorous competition and currency fluctuations. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

19.  MISCELLANEOUS.

     We are not aware of any country where the making of this offer is not in compliance with applicable law. If we become aware of any country where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the eligible employees residing in such country.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related acceptance letter. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                             Airspan Networks Inc.

December 13, 2001

                                   SCHEDULE A

INFORMATION CONCERNING
THE DIRECTORS AND BOARD APPOINTED OFFICERS
OF AIRSPAN NETWORKS INC.

The directors and board appointed officers of Airspan Networks Inc. and subsidiaries and their positions and offices as of December 13, 2001, are set forth in the following table:

-------------------------------------------------------------------------------------------------------------
Name                                                 Position and Offices Held
-------------------------------------------------------------------------------------------------------------
Eric D. Stonestrom                                   President and Chief Executive Officer
-------------------------------------------------------------------------------------------------------------
Jonathan Paget*                                      Executive Vice President and Chief Operating Officer
-------------------------------------------------------------------------------------------------------------
Peter Aronstam                                       Senior Vice President and Chief Financial Officer
-------------------------------------------------------------------------------------------------------------
David Brant*                                         Vice President, Finance
-------------------------------------------------------------------------------------------------------------
Ian Cooper*                                          Vice President, Engineering
-------------------------------------------------------------------------------------------------------------
Henrik Smith-Petersen*                               Executive Vice President, Asia Pacific
-------------------------------------------------------------------------------------------------------------
Matthew Desch                                        Chairman of the Board of Directors
-------------------------------------------------------------------------------------------------------------
Guillermo Heredia                                    Director
-------------------------------------------------------------------------------------------------------------
Thomas S. Huseby                                     Director
-------------------------------------------------------------------------------------------------------------
H. Berry Cash                                        Director
-------------------------------------------------------------------------------------------------------------
Michael Flynn                                        Director
-------------------------------------------------------------------------------------------------------------
David A. Twyver                                      Director
-------------------------------------------------------------------------------------------------------------

     Unless indicated by an asterisk (*), the address of each director and board appointed officer is: c/o Airspan Networks Inc., 13450 West Sunrise Blvd., Suite 430, Sunrise, FL 33323. The address of those individuals indicated with an asterisk is: c/o Airspan Networks Inc., Cambridge House, Oxford Road, Uxbridge Middlesex UB8 1UN, UK.

                                   SCHEDULE B

                              AIRSPAN NETWORKS INC.

                     HYPOTHETICAL EXAMPLE OF VARIOUS TERMS,
                       CONDITIONS AND ASPECTS OF THE OFFER
                          TO EXCHANGE ELIGIBLE OPTIONS

     The example included in this Schedule B is hypothetical and is provided to you solely to illustrate certain of the terms, conditions and other aspects of the offer. The example is not intended to and does not express any prediction of future events or the views, predictions or expectations of Airspan or its board of directors. In particular, the following example is not intended to and does not express any view concerning the future performance of Airspan common shares, the stock market generally or the industry in which Airspan operates; Airspan's future operations; the employment policies or plans of Airspan; the compensation or benefit policies or plans of Airspan; or any similar policy or plan. Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether to tender eligible options.

     The example assumes a hypothetical date for the cancellation of eligible options, a hypothetical date for the grant of new options and a hypothetical market price for our common shares on the new option grant date, as follows.

     .   Hypothetical eligible option cancellation date: January 18, 2002

     .   Hypothetical new option grant date: July 19, 2002

     .   Hypothetical market price for our common shares on January 18, 2002:
         U.S.$2.10

     .   Hypothetical market price for our common shares on July 19, 2002:
         U.S.$2.50

     .   Exercise price is also known as grant price.

     . All options were granted with a vesting schedule as follows: 1/4 one year after date of grant; 1/48 monthly thereafter.

Note that the hypothetical prices for future dates are for example purposes only. Actual prices cannot be predicted, nor should the prices reflected above be seen as any prediction or guarantee by Airspan of future prices.

 Grant Of New Options To Eligible Employee Who Continues In Active Employment or
    Who Is On An Authorized Leave Of Absence Through New Option Grant Date.
    ----------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                  ELIGIBLE OPTIONS                                                NEW OPTIONS
---------------------------------------------------------------------------------------------------------------------------
                                                Exercise                                                      Exercise
Grant           # of         Vesting            Price        Grant          # of            Vesting           Price
Date            Options      Dates              (U.S.$)      Date           Options         Dates             (U.S.$)
---------------------------------------------------------------------------------------------------------------------------
December 15,    4,000        1,000 options      3.60         July 19,       3,000           1,938 on the      2.50
1999                         on December                     2002           (three for      grant date
                             15, 2000                                       four)
                                                                                            62.5 options
                                                                                            per month
                             1,000 options                                                  thereafter
                             on December
                             15, 2001

                             83.33 options
                             per month
                             thereafter
---------------------------------------------------------------------------------------------------------------------------
February 7,     20,000       5,000 options      4.375        July 19,       16,000          5,667 options     2.50
2001                         on February 7,                  2002           (four for       on grant date
                             2002                                           five)
                                                                                            333.33
                                                                                            options per
                             416.67 options                                                 month
                             per month                                                      thereafter
                             thereafter
---------------------------------------------------------------------------------------------------------------------------
November 15,    6,000        1,500 options      1.91         July 19,       6,000           1,500 options     2.50
2001                         on November                     2002           (one for        on November
                             15, 2002                                       one)            15, 2002

                             125 options                                                    125 options
                             per month                                                      per month
                             thereafter                                                     thereafter
---------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT 1

                              AIRSPAN NETWORKS INC.

                                ACCEPTANCE LETTER
                              PURSUANT TO THE OFFER
                               TO EXCHANGE OPTIONS
                          GRANTED TO ELIGIBLE EMPLOYEES
        UNDER THE AIRSPAN NETWORKS INC. 1998 STOCK OPTION AND RESTRICTED
           STOCK PLAN AND/OR THE 2001 SUPPLEMENTAL STOCK OPTION PLAN
                           ON OR AFTER OCTOBER 1, 1999
                                 FOR NEW OPTIONS

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
                          5:00 P.M., UXBRIDGE, UK TIME,
                              ON JANUARY 18, 2002,
                          UNLESS THE OFFER IS EXTENDED

To:  Airspan Networks Inc.
     Attention: Barbara Sheard
     Director of Human Resources
     Airspan Networks Inc.
     Cambridge House, Oxford Road
     Uxbridge, Middlesex UB8 1UN, UK
     Phone: +44 1895-467-110
     Fax:  +44 1895-467-132


     Delivery of the signature page of this acceptance letter by regular external mail or courier to an address other than as set forth above or transmission via facsimile to a number other than as set forth above or transmission via e-mail or any form of interoffice mail will not constitute a valid delivery. It is however acceptable for employees to personally hand-deliver their letter to HR, providing it is date stamped and acknowledged as received by HR.

     Pursuant to the terms and subject to the conditions of the Offer to Exchange dated December 13, 2001 and this Acceptance Letter, I hereby tender all of my options to purchase common shares of Airspan Networks Inc. that were granted to me on or after October 1, 1999 but no later than December 13, 2001 under the Airspan Networks Inc. 1998 Stock Option and Restricted Stock Plan, as amended, and/or the Airspan Networks Inc. 2001 Supplemental Stock Option Plan that are outstanding on the expiration date of the Offer.

To Airspan Networks Inc.:

     Upon the terms and subject to the conditions set forth in the Offer to Exchange dated December 13, 2001 (the "Offer to Exchange"), my receipt of which I hereby acknowledge, and in this Acceptance Letter (this "Letter" which, together with the Offer to Exchange, as they may be amended from time to time, constitutes the "Offer"), I, the undersigned, hereby tender to Airspan Networks Inc., a Washington corporation (the "Company"), all of my options to purchase common shares of Airspan Networks Inc. (the "Common Shares") that were granted to me on or after October 1, 1999 but not later than December 13, 2001under the Airspan Networks Inc. 1998 Stock Option and Restricted Stock Plan, as amended, and/or the Airspan Networks Inc. 2001 Supplemental Stock Option Plan (the "Tendered Options") that are outstanding on the expiration date of the Offer in exchange for "New Options." The number of New Options to be granted in exchange for Tendered Options that are accepted for exchange and cancelled in the Offer will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable Option Plan (as defined below):

     (1) For eligible options with an exercise price (also known as the grant price) of US$4.00 or more, 4 new options shall be granted for every 5 eligible options cancelled in the offer;

     (2) For eligible options issued before November 1, 2001 with an exercise price (also known as the grant price) of less than US$4.00, 3 new options shall be granted for every 4 eligible options cancelled in the offer; and

     (3) For eligible options issued on or after November 1, 2001, 1 new option shall be granted for every 1 eligible option cancelled in the offer.


However, the Company will not issue any New Options exercisable for fractional shares. Instead, the Company will round up to the nearest whole number of New Options with respect to each grant of Tendered Options. Each option entitles me to purchase one Airspan common share in accordance with the terms of the applicable Option Plan and instrument of grant.

     New Options issued in exchange for Tendered Options granted under the terms of the Airspan Networks Inc. 1998 Stock Option and Restricted Stock Plan, as amended (the "1998 Plan") will be subject to the terms of the 1998 Plan and to a new option instrument of grant to be issued by the Company. New Options issued in exchange for Tendered Options granted under the terms of the Airspan Networks Inc. 2001 Supplemental Stock Option Plan (the "2001 Plan" and, with the 1998 Plan, the "Option Plans") will be subject to the terms of the 2001 Plan and to a new option instrument of grant to be issued by the Company.

     Subject to, and effective upon, the Company's acceptance for exchange of the Tendered Options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to the Tendered Options.

     I hereby represent and warrant that I have full power and authority to tender the Tendered Options and that, when and to the extent that the Tendered Options are accepted for exchange by the Company, the Tendered Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable instrument of grant) and the Tendered Options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Tendered Options pursuant to the Offer.

     I understand and acknowledge that:

     (1) I may tender all of my options granted under the Option Plans on or after October 1, 1999 but not later than December 13, 2001 and that I am not required to tender any of such options in the Offer. However, I must tender all of such options (no partial tender of options is permitted).

     (2) All Tendered Options properly tendered prior to 5:00 p.m., Uxbridge, U.K. time, on January 18, 2002, that are cancelled in the Offer and not properly withdrawn, will be exchanged for New Options, upon the terms and subject to the conditions of the Offer, including my continued employment and the other conditions described in Sections 1, 5, 6 and 8 of the Offer to Exchange, unless the Company has extended the period of time the Offer will remain open (the "Expiration Date").

     (3) Upon the Company's acceptance of the Tendered Options for exchange, I understand that the instrument or instruments of grant to which the Tendered Options are subject will terminate automatically and the Company will terminate and cancel all then outstanding options thereunder. All New Options will be subject to the terms and conditions of the applicable Option Plan and the terms of a new option instrument of grant to be issued by the Company, a copy of which I will receive after the New Options are granted.

     (4) The New Options will be granted on the later of July 19, 2002 and six months and one day following the date that eligible options are canceled, to eligible employees who are actively employed on that grant date. The number of New Options granted in exchange for cancelled Tendered Options will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events, in accordance with the terms of the applicable Option Plan:

         (a) For eligible options with an exercise price (also known as the grant price) of US$4.00 or more, 4 new options shall be granted for every 5 eligible options cancelled in the offer;

         (b) For eligible options issued before November 1, 2001 with an exercise price (also known as the grant price) of less than US$4.00, 3 new options shall be granted for every 4 eligible options cancelled in the offer; and

         (c) For eligible options issued on or after November 1, 2001, 1 new option shall be granted for every 1 eligible option cancelled in the offer.

The New Options will have (a) an exercise price (also known as the grant price) equal to 100% of the fair market value of the Company's Common Shares on the grant date of the New Options, determined under the terms of the Option Plans,
(b) a term of ten years from the date of grant of the related Tendered Options, subject to earlier expiration upon termination of employment, death or retirement, and (c) the same proportional vesting schedule and vesting dates as the related Tendered Options.

     (5) To be entitled to the New Options after my Tendered Options have been cancelled in the Offer, I must meet all of the following conditions:

     . I must be continuously and actively employed by the Company or one of its subsidiaries or on an authorized leave of absence from such employment from the date I tender my Tendered Options for exchange to the date of grant of the New Options;

     . I must be actively employed by the Company or one of its subsidiaries on the New Option grant date or on an authorized leave of absence on the New Option grant date; and

     .   Prior to the new option grant date, I must not have:

         . received a notice of involuntary termination (including, without limitation, redundancy) from Airspan or one of its subsidiaries; or

         .    resigned or given notice of resignation from such employment.

     If for any reason I do not meet all of the foregoing conditions, I will not receive any New Options, replacement options or any other consideration or payment for the Tendered Options. The exercise price (also known as the grant price) of the New Options will be equal to 100% of the fair market value of one of our common shares on the date of grant of the New Options, determined in accordance with the terms of the Option Plans.

     (6) If, after the Expiration Date and prior to the New Option grant date,
(i) I receive a notice of involuntary termination (including, without limitation, redundancy), or (ii) I am eligible and elect to retire or resign or I enter into an agreement with Airspan or one of its subsidiaries to retire or resign, I will not receive a grant of new or replacement options or any other consideration or payment for my tendered and canceled eligible options.

     (7) By tendering the Tendered Options pursuant to the procedure described in Section 3 of the Offer to Exchange and in the instructions to this Letter, I accept the terms and conditions of the Offer. The Company's acceptance for exchange of the Tendered Options will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

     (8) Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Tendered Options.

     (9) If I choose not to tender all of my options that are eligible for tender under the Offer or my Tendered Options are not accepted for exchange, all such options shall remain outstanding and retain their current exercise price and vesting schedule.

     (10) The Company has advised me to consult with my own advisors (including my own tax advisors) as to the consequences of participating or not participating in the Offer.

     (11) I agree to all of the terms and conditions of the Offer as they appear in the Offer.

     All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

     The Offer is not being made to (nor will tenders of options be accepted from or on behalf of) eligible employees in any country in which the making or acceptance of the Offer would not be in compliance with the laws of such country, as determined by Airspan.

     This letter must be completed and signed in the space below. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title must be specified and proper evidence of the authority of such person to act in such capacity must be submitted with this letter.

     I hereby tender all of my options to purchase common shares of Airspan Networks Inc. that were granted to me on or after October 1, 1999 up to and including December 13, 2001 under the Airspan Networks Inc. 1998 Stock Option and Restricted Stock Plan, as amended, and/or the Airspan Networks Inc. 2001 Supplemental Stock Option Plan that are outstanding on the expiration date of the Offer.

                                    SIGNATURE OF OWNER

                                    X
                                     ___________________________________________
                                        (Signature of Holder or Authorized
                                        Signatory- -
                                        See Instructions 1 and 3)

                                    Capacity:___________________________________

                                    Date:_________________________, 200_

                                    Print Name:_________________________________

                                    Address:____________________________________

                                    ____________________________________________

                                    ____________________________________________

                                    Telephone No.
                                       (with area code):________________________


                                    Email Address:______________________________


Acceptance Letter

INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

     1. Delivery of Acceptance Letter. A properly completed and signed original of the signature page of this Letter (or a facsimile thereof) (together with any additional documents required in connection with the Offer to Eligible Employees based in countries other than the United States) must be received by the Company at its address or facsimile number set forth on the front cover of this Letter on or before the Expiration Date. Only the signature page of this Letter is required to be delivered to the Company; you are not required to deliver the instruments of grant for Tendered Options or any of the other pages of the Letter, except that, eligible employees in certain countries other than the United States may be required to deliver one or more documents in addition to the signature page of the acceptance letter. Affected eligible employees will be notified separately of any additional documents that may be required in their country.

     The only acceptable methods of delivery of the signed signature page are regular external mail, courier and facsimile, as indicated above. The method by which you deliver the signed signature page is at your option and risk, and the delivery will be deemed made only when actually received by the Company. If you elect to deliver your signed signature page by external mail, the Company recommends that you use registered mail with return receipt requested. Delivery by e-mail or any form of interoffice mail will not be accepted. It is however acceptable for employees to personally hand-deliver their letter to HR, providing it is date stamped and acknowledged as received by HR. In all cases, you should allow sufficient time to ensure timely delivery.

     Tenders of eligible options made pursuant to the Offer may be withdrawn at any time prior to 5:00 p.m., Uxbridge, UK time, on January 18, 2002. You must withdraw all Tendered Options; you may not withdraw only a portion of Tendered Options. If the Offer is extended by the Company beyond that time, you may withdraw your Tendered Options at any time until the extended expiration of the Offer. In addition, unless the Company accepts your Tendered Options before 5:00 p.m., Uxbridge, UK time, on January 18, 2002, you may withdraw your Tendered Options at any time after December 13, 2001. To withdraw Tendered Options we must receive the signature page of the withdrawal letter in the form attached to the end of the Offer document, or a facsimile thereof, signed by you while you still have the right to withdraw the Tendered Options. Withdrawals may not be rescinded and any Tendered Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn options are properly re-tendered prior to the Expiration Date by following the procedures described above.

     The Company will not accept any alternative, conditional or contingent tenders. All tendering eligible employees, by signing this Letter (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

     2. Tenders. If you intend to tender eligible options pursuant to the Offer, you must tender all of your eligible options that are outstanding on the Expiration Date. This means that you must tender all unexercised options granted to you on or after October 1, 1999 but not later than December 13, 2001 under the Company's 1998 Stock Option and Restricted Stock Plan, as amended, and/or the Company's 2001 Supplemental Stock Option Plan.

     3. Signatures on this Acceptance Letter. The holder of the Tendered Options, or an authorized individual with power of attorney for the holder, must sign the Acceptance Letter.

     If this Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Letter.

     4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter may be directed to Barbara Sheard, at the address and telephone number given on the front cover of this Letter. Copies will be furnished at the Company's expense.

     5. Irregularities. All questions as to the number of eligible options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of eligible options will be determined by the Company in its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of eligible options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular eligible options, and the Company's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of eligible options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

     Important: To accept the Offer, the signed signature page to this Letter (or a facsimile copy thereof) (together with any additional documents required in connection with the Offer to Eligible Employees based in countries other than the United States) must be received by the Company on or prior to the Expiration Date. You must deliver a properly signed paper copy of the signature page to this Letter by regular external mail, courier or facsimile. The signed signature page must be delivered to Barbara Sheard, Director of Human Resources, Airspan Networks Inc., Cambridge House, Oxford Road, Uxbridge, Middlesex UB8 1UN, UK,
Phone: +44 1895-467-110, Fax: +44 1895-467-132. We will only accept delivery of the signed signature page of the acceptance letter by regular external mail, courier or facsimile. If you choose to deliver your signature page by external mail, we recommend that you use registered mail with return receipt requested. Delivery by e-mail or any form of interoffice mail will NOT be accepted. It is however acceptable for employees to personally hand-deliver their letter to HR, providing it is date stamped and acknowledged as received by HR.

     6. Important Tax Information. You should refer to Sections 13 and 14 of the Offer to Exchange, which contains important United States and U.K. and other foreign tax information.

                                    EXHIBIT 2

                              AIRSPAN NETWORKS INC.

                                  WITHDRAWAL OF
                   PREVIOUSLY TENDERED OPTIONS PURSUANT TO THE
                    OFFER TO EXCHANGE DATED DECEMBER 13, 2001

                         THE WITHDRAWAL RIGHTS EXPIRE AT
                         5:00 P.M., UXBRIDGE, U.K. TIME,
                              ON JANUARY 18, 2002,
                          UNLESS THE OFFER IS EXTENDED

To:  Airspan Networks Inc.
     Attention: Barbara Sheard
     Director of Human Resources
     Airspan Networks
     Cambridge House, Oxford Road
     Uxbridge, Middlesex UB8 1UN, UK
     Phone: +44 1895-467-110
     Fax:  +44 1895-467-132


     Delivery of this withdrawal letter by regular external mail or courier to an address other than as set forth above or transmission via facsimile to a number other than as set forth above or transmission via e-mail or any form of interoffice mail will not constitute a valid delivery. It is however acceptable for employees to personally hand-deliver their letter to HR, providing it is date stamped and acknowledged as received by HR.

     Pursuant to the terms and subject to the conditions of the Offer to Exchange dated December 13, 2001, my acceptance letter and this withdrawal letter, I hereby withdraw the tender of all of my eligible options that I previously tendered pursuant to the offer to exchange and my acceptance letter.

To Airspan Networks Inc.:

     Upon the terms and subject to the conditions set forth in the Offer to Exchange dated December 13, 2001 (the "Offer to Exchange") and my Acceptance Letter, dated ___________, 200_ (the "Acceptance Letter" which, together with the Offer to Exchange, as they may be amended from time to time, constitutes the "Offer"), I tendered to Airspan Networks Inc., a Washington corporation (the "Company"), all of my options to purchase common shares of Airspan Networks Inc. (the "Common Shares") that were granted to me on or after October 1, 1999 under the Airspan Networks Inc. 1998 Stock Option and Restricted Stock Plan, as amended, and/or or the Airspan Networks Inc. 2001 Supplemental Stock Option Plan that were outstanding on the Expiration Date (as defined below) (my "Tendered Options") in exchange for "New Options." Pursuant to the terms and subject to the conditions of the Offer, I understand that I can withdraw the tender of my Tendered Options prior to 5:00 p.m., Uxbridge, U.K. time, on January 18, 2002, unless the Company has extended the period of time the Offer will remain open (the "Expiration Date"). Accordingly, under the terms and subject to the conditions set forth in the Offer and this Withdrawal Letter (this "Withdrawal Letter"), I, the undersigned, hereby withdraw the tender of all my Tendered Options.

     I understand and acknowledge that:

     (1) The Tendered Options that I hereby withdraw will be deemed not properly tendered for purposes of the Offer unless I re-tender those options prior to the Expiration Date by following the procedures described in Section 3 of the Offer to Exchange.

     (2) I must withdraw all of my Tendered Options; I may not withdraw only a portion of my Tendered Options. Upon withdrawal of my Tendered Options, I understand that all such options shall remain outstanding pursuant to their original terms and conditions, including their exercise prices and vesting schedule.

     (3) Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any withdrawal letter, nor will anyone incur any liability for failure to give any such notice. The Company will determine, in its discretion, all questions as to the form and validity, including time of receipt, of withdrawal letters. The Company's determination of these matters will be final and binding.

     (4) All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

     (5) I agree to all of the terms and conditions of the Offer and this withdrawal letter.

     This letter must be completed and signed in the same name that appears on the Acceptance Letter previously submitted by the eligible employee who tendered the Tendered Options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title must be specified and proper evidence of the authority of such person to act in such capacity must be submitted with this letter.

       Important: To withdraw the tender of tendered options, the signed signature page of this withdrawal letter (or a facsimile copy thereof) must be received by the Company on or prior to the expiration date. A properly signed paper copy of the signature page of this letter must be delivered by regular external mail, courier or facsimile. Delivery by e-mail or any form of interoffice mail will not be accepted. It is however acceptable for employees to personally hand-deliver their letter to HR, providing it is date stamped and acknowledged as received by HR. The method by which the signed signature page is delivered is at the employee's option and risk, and the delivery will be deemed made only when actually received by the Company. If the signed signature page of this letter is delivered by regular external mail, the Company recommends that registered mail with return receipt requested be used. In all cases, sufficient time should be allowed to ensure timely delivery.

                                          SIGNATURE OF OWNER

                                          X_____________________________________
                                              (Signature of Holder or Authorized
                                              Signatory- -
                                              See Instructions 1 and 3)

                                          Capacity:_____________________________

                                          Date:___________________________, 200_


                                          Print Name:___________________________


                                          Address:______________________________


                                          ______________________________________


                                          ______________________________________

                                          Telephone No.
                                              (with area code):_________________


                                          Email Address:________________________



Withdrawal Letter

                                                                       EXHIBIT 3

[LOGO OF AIRSPAN]               PRESS RELEASE



                Airspan Networks Selected As Wireless Technology
                   Supplier for Unwired Australia's National
                          Broadband Wireless Network


SUNRISE, Fla. - November 14, 2001 -- Airspan Networks, Inc. (Nasdaq: AIRN), a leading worldwide provider of broadband fixed wireless DSL networks, announced today its selection as the wireless technology supplier to Unwired Australia. Unwired and the members of a supplier consortium, which comprises Airspan, Ericsson Australia and Leighton Holdings Ltd's wholly-owned subsidiary Vytel, intend to develop and operate a 3.4GHz frequency broadband wireless network throughout Australia. Unwired Australia's selection of Airspan followed an extensive review of all the technology choices available.

Unwired and the consortium have signed a Memorandum of Understanding to assist Unwired in the design of the network, the negotiation of service contracts between Unwired and its key customers and assist Unwired in the completion of its debt and equity arrangements required to build and launch the network.

Unwired, which has invested approximately US$57 million on 3.4 GHz spectrum, initially purchased 65 MHz in the Australian spectrum auction held in September 2000. It recently added an additional 35 MHz by acquiring spectrum from Australian carrier Austar. Airspan's solution will be a key ingredient in the development of a national fixed wireless broadband network operating in this spectrum, which will span more than 14 major population centers, including heavily-populated metropolitan centers such as Sydney and Melbourne and selected regional centers.

"This recognition of our technology reaffirms our leadership position in the broadband wireless access market," said Eric Stonestrom, president and chief executive officer of Airspan Networks. "This development partnership also has the potential of elevating our business to new heights."

The suppliers will spend the ensuing months working closely with Unwired and its financial arrangers on the initial phase of the project to complete all aspects of its design, implementation and capitalization. Upon

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completion of this phase, the suppliers will sign definitive network construction, equipment supply and network operating contracts with Unwired based on the terms and conditions of the MOU and launch the network.

Unwired and the consortium plan to be able to conclude all major agreements by the middle of 2002. Providing this goal is met, the project could represent substantial revenues for Airspan in 2003 and for the following three years. Airspan will only have the potential to realize any revenues upon execution of all agreements and successful financing of the project.

In connection with its selection as the wireless equipment supplier to the Unwired network, Airspan has agreed that when the network is launched and it receives substantial equipment orders to supply the network, Airspan will issue warrants to Unwired to purchase its common stock at specified fixed prices and quantities, based on the size of orders and timing of deliveries.

"We're excited to be working with Airspan on this venture," said David Harris, chief executive officer for Unwired Australia. "We believe the Airspan system is capable of delivering outstanding results and offers the most efficient and cost effective use of our spectrum."

Unwired will operate as a wholesale access provider selling services to local carriers and Internet service providers offering combinations of high-speed Internet access (at speeds up to 6 megabits per second) and carrier grade voice services (at up to 8 lines per connection). The services will be offered by Unwired's wholesale customers to a range of end-users, including residential customers, home-based businesses and small to medium-sized enterprises. Subject to Unwired's intended fundraising and its closing of contracts, the company is expected to commence construction of the network in mid 2002 with services launched late in 2002.


"Yet again Airspan Networks has been selected because it has demonstrated that the combination of carrier grade circuit switched telephony and high speed packet data services make the best business case for a broadband fixed wireless provider," said Paul Senior, Airspan's vice president of Asia Pacific.

Once deployed in Unwired's network, Airspan's wireless DSL system will be linked to Ericsson's next generation ENGINE integrated voice and Data Core Network. Ericsson will be responsible for the core design, integration and systems interface of Unwired's nationwide network. Vytel will be responsible for the delivery of a fully operational network including its ongoing operation and maintenance. In addition, Vytel, via its local operating subsidiary Visionstream, will install and maintain the subscriber terminals installed at the customer's premises.

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According to IDC Australia, the total market for DSL subscribers in Australia will grow to more than 2.4 million by 2004. Some industry analysts predict faster growth given that 97 percent of the current 3.9 million Internet accounts in Australia use slower, dial-up access service providers.


Airspan has scheduled a conference call for 4:30 p.m. EST November 15. The dial-in numbers for the call are as follows: US toll-free number is 1-800-530-8983; international access number is 1-212-346-0300. There will also be a webcast of the conference call available on the investor relations section of the Airspan Web site at www.airspan.com.
For those who cannot listen to the live webcast, a replay of the call will be available on the Airspan Web site for 30 days. A telephone replay of the call will also be available until November 22 at 6:30 p.m. EST. The US toll-free number for the replay is 1-800-633-8284; international access number for the replay is 1-858-812-6440. When dialing in, please use reservation number 20002001.

                                      # # #

About Airspan Networks
Airspan Networks provides wireless DSL systems and solutions to operators around the world with licenses in frequency bands between 900 MHz to 4 GHz, including both PCS and MMDS. The company has deployments with more than 60 operators in more than 40 countries. Airspan's systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan's systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. More information on Airspan can be found at http://www.airspan.com
                                       ----------------------

About Unwired Australia Pty Ltd
Formed in 2000, Unwired emerged as the most successful bidder in the Federal Government's auction of spectrum licenses in the 3.4GHz band, securing them for AUS$95.5 million. The company further strengthened its position by purchasing the licenses held by Austar United Communications Ltd last July, becoming the only company capable of operating a national network in this spectrum in Australia. The 3.4GHz spectrum is rapidly becoming the international frequency standard for the operation of wireless local loop networks. The company has a team of experienced communications and investment specialists, with David Harris appointed in August, 2001, as the chief executive officer, following a successful stint as president and chief Executive of Millicom International Cellular S.A.'s Asian operations covering seven countries.

About Vytel

Vytel, formed in mid-2000, is a unique provider of services and infrastructure to the telecommunications industry in Australia and Asia. Vytel Pty Limited consolidates Leighton Contractors telecommunications assets, companies and projects. Vytel offers carriers a total skills base to outsource and rollout communications infrastructure and technologies including project development and investment, design and construction, and operation and maintenance services. Vytel is an investor in two of Australia's newest and largest privatized telecommunications projects, Reef Networks and Nextgen Networks. The structure of Vytel includes two Australian contracting arms, Visionstream and LSE, bringing together cable and wireless capabilities. Vytel also operates in the Asian telecommunications markets through the formation of a venture with Leighton Asia.

This press release contains forward-looking statements relating to the future. In particular, it references a potential project for a 3.4GHz frequency broadband wireless network throughout Australia and the potential that such a consortium holds for Airspan and its business. Readers should understand that the realization of the goals of any operator is subject to a number of conditions. These factors include general economic conditions, market acceptance, technological shifts and developments, product life cycles, competitive products, services and pricing and regulatory approvals. A major additional condition is the arrangement by the operator and its financial partners for financing the project. This arrangement is outside of the control of Airspan and there is a risk that such financing will not be obtained and the potential for Airspan revenues not to be realized. Agreements under the Memorandum of Understanding must also be converted to formal executed contracts. Further, positive effects on revenues and income for Airspan may not be realized for a number of reasons including problems in and caused by the scaling up of production, the need for financing to scale up production, reliance on sole source suppliers, or shortages of key components for hardware products that delay product delivery, delays in product cost reduction, any of which may cause revenues and income to fall short of anticipated levels; sale terms and conditions, entry into markets with vigorous competition and currency fluctuations.

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For media inquiries, contact:
-----------------------------
Airspan Networks:                                 Europe:
Al Quintana                                       Miller/Shandwick Technologies:
Senior Director, Marketing Communications Danelle White/Monika Fried
Tel: +1 954 851 1665                              Tel: +44 (0) 207 240 8666
Fax: +1 954 851 1678                              Fax: +44 (0) 207 240 8668
Email: aquintana@airspan.com                      Email: dwhite@shandwick.com
       ---------------------
Asia:
Phang & Naughton
Jennifer Phang
Tel: +852 2527 1127
Fax: +852 2866 7940
Email: jenn@phangnaughton.com


For Investment inquiries, contact:
----------------------------------
Airspan Networks:
Peter Aronstam
Chief Financial Officer
Tel: +1 954 851- 1680
Fax: +1 954 851-1661
Email: paronstam@airspan.com
       ---------------------


Lippert/Heilshorn & Associates
Klea Theoharis or William Walkowiak, CFA
Tel: +1 212-838-3777
Fax: +1 212-838-4568
Email: william@lhai.com


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